Exhibit 4.1

Execution Version

BASE INDENTURE

Dated as of June 22, 2016

Among

DIAMOND 1 FINANCE CORPORATION

and

DIAMOND 2 FINANCE CORPORATION,

as Issuers,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SENIOR NOTES

AS MAY BE ISSUED FROM TIME TO TIME IN ONE OR MORE SERIES

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D-1	Form of Effective Date Issuers Supplemental Indenture
Exhibit D-2	Form of Effective Date Guarantor Supplemental Indenture
Exhibit D-3	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

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INDENTURE, dated as of June 22, 2016, among Diamond 1 Finance Corporation, a Delaware corporation (“Finco 1”), Diamond 2 Finance Corporation, a Delaware corporation (“Finco 2” and, together with Finco 1, the “Fincos”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Fincos have duly authorized the execution and delivery of this Indenture to provide for the issuance of senior notes in an unlimited aggregate principal amount to be issued from time to time in one or more series, including the senior notes in such principal amounts, to bear such rates of interest, to mature at such time or times and to have such other provisions as shall be set forth in the supplemental indentures dated as of the date hereof (the “Initial Notes”); and

WHEREAS, all things necessary to make this Indenture a valid and legally binding agreement of the Fincos, in accordance with its terms, have been done.

NOW, THEREFORE, the Fincos and the Trustee agree as follows for the benefit of each other and, except as provided herein, for the equal and ratable benefit of the Holders of the Notes of any series:

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note” means, with respect to each series of Notes, a Global Note substantially in the form of Exhibit A hereto, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes of such series sold in reliance on Rule 144A.

“ABS Facilities” means, collectively, the Term/Commercial Receivables Facility, the Revolving/Consumer Receivables Facility, the EMEA Facility and the Canadian Revolving/Commercial Receivables Facility.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means (1) any property or other assets used or useful in a Similar Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary of Covenant Parent as a result of the acquisition of such Capital Stock by Covenant Parent or another Restricted Subsidiary, or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of Covenant Parent; provided, however, that any Restricted Subsidiary described in clause (2) or (3) above is engaged in a Similar Business.

“Additional Merger Financing” means Indebtedness incurred under any debt facilities (including, without limitation, the Senior Credit Facilities, the First Lien Notes, the Margin Financing, the VMware Note Bridge Facility and the Asset Sale Bridge Facility) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in order to finance the Dell-EMC Merger (including, for the avoidance of doubt, any fees and expenses related thereto and any Indebtedness incurred after the Effective Date to finance any consideration or other payments made to holders of Equity Interests in EMC pursuant, or any obligations attributable, to any exercise of appraisal rights by such holders and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto).

“Additional Notes” means additional Notes issued pursuant to the terms of any supplemental indenture (other than the Initial Notes, any additional Notes issued pursuant to Sections 2.06, 2.07, 2.10 or 9.05 of this Indenture or additional Notes issued in respect of the remaining portion of any Notes redeemed in part as provided for under any supplemental indenture).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Debt Fund” means any Affiliate of the Issuers (other than Denali, Denali Intermediate, Dell and any of their respective Subsidiaries) that is either (a) a bona fide debt fund or (b) a Person that extends credit or buys loans, bonds or similar extensions of credit or securities in the ordinary course and the investment decisions of which are not controlled by the private equity business of any of the Investors.

“Agent” means any Registrar or Paying Agent.

“Applicable Calculation Date” means the applicable date of determination for (i) Consolidated Secured Debt Ratio, (ii) Consolidated Total Debt Ratio, (iii) Fixed Charge Coverage Ratio, (iv) Consolidated EBITDA or (v) Total Assets.

“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of Covenant Parent immediately preceding the Applicable Calculation Date for which internal financial statements are available.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Covenant Parent or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out property or equipment or other assets, in each case, in the ordinary course of business or any disposition of inventory, immaterial assets or goods (or other assets), property or equipment held for sale or no longer used or useful, or economically practicable to maintain, in the conduct of the business of Covenant Parent and any of its Subsidiaries;

(b) the disposition of all or substantially all of the assets of Covenant Parent or any Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c) any disposition, issuance or sale in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 or any Permitted Investment;

(d) any disposition of property or assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, in any single transaction or series of related transactions with an aggregate fair market value of less than the greater of (x) $100.0 million and (y) 1% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Covenant Parent or by Covenant Parent or a Restricted Subsidiary to another Restricted Subsidiary;

(f) any disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of similar replacement property or (iii) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sublease, license or sublicense of any real or personal property (including the provision of software under an open source license) in the ordinary course of business or consistent with past practice;

(h) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (other than VMware and other than property or assets of an Unrestricted Subsidiary for which an agreement to sell such property or assets has been entered into by Covenant Parent or any of its Subsidiaries within 12 months of the Issue Date);

(i) foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action (whether by deed in lieu of condemnation or otherwise) with respect to assets or the granting of Liens not prohibited by this Indenture, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(j) sales of (i) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties) and (ii) receivables, DFS Financing Assets and related assets pursuant to any Permitted Receivables Financing or any participation therein;

(k) any financing transaction with respect to property built or acquired by Covenant Parent or any Restricted Subsidiary after the Effective Date, including Sale and Lease-Back Transactions and assets securitizations permitted by this Indenture;

(l) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business or consistent with past practice;

(m) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other assets in the ordinary course of business or consistent with past practice or the conversion of accounts receivable for notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(n) the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice or that is immaterial;

(o) the unwinding of any Hedging Obligations or Cash Management Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse, abandonment or invalidation of intellectual property rights, which in the reasonable determination of the Board of Covenant Parent or the senior management thereof are not material to the conduct of the business of Covenant Parent and its Restricted Subsidiaries, taken as a whole, or are no longer used or useful or no longer economically practicable or commercially reasonable to maintain;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(s) the sale or discount (with or without recourse) (including by way of assignment or participation) of DFS Financing Assets or other receivables (including, without limitation, trade and lease receivables) and related assets in connection with a Permitted Receivables Financing;

(t) the disposition of any assets (including Equity Interests) (i) acquired in a transaction, which assets are not used or useful in the core or principal business of Covenant Parent and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of Covenant Parent to consummate any acquisition;

(u) any disposition of property or assets of a Foreign Subsidiary the Net Proceeds of which Covenant Parent has determined in good faith that the repatriation of such Net Proceeds (i) is prohibited or subject to limitations under applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation); provided that when Covenant Parent determines in good faith that repatriation of any of such Net Proceeds (i) is no longer prohibited or subject to limitations under such applicable law, orders, decrees or determinations of any arbitrator, court or governmental authority or (ii) would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), such amount at such time shall be considered the Net Proceeds in respect of an Asset Sale; and

(v) the sales of property or assets (other than property or assets for which an agreement to sell such property or assets has been entered into by Covenant Parent or any of its Subsidiaries within 12 months of the Issue Date) for an aggregate fair market value not to exceed $2,500.0 million.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, Covenant Parent, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Asset Sale Bridge Facility” means the senior unsecured bridge facility expected to be entered into in connection with the EMC Transactions in the event the Dell Services Transaction is not consummated concurrently with or prior to the consummation of the Dell-EMC Merger, by and among Dell International, the other borrowers and guarantors party thereto, the lenders party thereto and the other agents party thereto as the same may be in effect from time to time, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, and any similar federal, state or foreign law for the relief of debtors.

“Board” with respect to a Person means the board of directors (or similar body) of such Person or any committee thereof duly authorized to act on behalf of such board of directors (or similar body).

“Business Day” means each day which is not a Legal Holiday.

“Canadian Revolving/Commercial Receivables Facility” means the transactions contemplated from time to time in that certain Second Amended and Restated Credit Agreement, dated as of April 15, 2016, by and among Dell Financial Services Canada Limited, Wells Fargo Capital Finance Corporation Canada, RBC Capital Markets and the financial institutions from time to time party thereto.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect from time to time.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, Australia dollars, Chinese yuan, Japanese yen, euro, pound sterling or any national currency of any participating member state of the EMU; or

(b) other currencies held by Covenant Parent and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof as a full faith and credit obligation of the U.S. government, with average maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with average maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with average maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million in the case of

U.S. banks or other U.S. financial institutions and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above and (10) below entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, in each case, with average maturities of 36 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (7) above and (9) through (12) below;

(9) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having average maturities of not more than 36 months from the date of acquisition thereof;

(10) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(11) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

(12) investments with average maturities of 36 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(13) in the case of investments by any Foreign Subsidiary of Covenant Parent, investments for cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates; and

(14) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (4) above, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (1) through (13) of this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under this Indenture regardless of the treatment of such items under GAAP.

“Cash Flow Bridge Facility” means the up to $2.5 billion 364-day term facility under the Senior Credit Facilities available for drawing on or prior to the Effective Date if required.

“Cash Management Obligations” means (1) obligations of Covenant Parent or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (2) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Change of Control” means the occurrence of one or more of the following events after the Effective Date (and excluding, for the avoidance of doubt, the EMC Transactions):

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Denali and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holders;

(2) Denali becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of Denali (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of Denali having a majority of the aggregate votes on the Board of Denali, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors of Denali having a majority of the aggregate votes on the Board of Denali; or

(3) either of the Issuers shall cease to be a direct or indirect Subsidiary of Denali.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Denali owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such Parent Entity having a majority of the aggregate votes on the Board of such Parent Entity.

“Change of Control Triggering Event” means, with respect to any series of Notes, the occurrence of both a Change of Control and a Rating Decline with respect to such series of Notes.

“Class V Common Stock” means the series of Denali common stock with a par value of $0.01 per share designated as Class V Common Stock.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearance agency.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated EBITDA” means, as of any Applicable Calculation Date, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a) Fixed Charges of such Person for such period and, to the extent not reflected in Fixed Charges, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income (provided that, for the avoidance of doubt, interest income will not include any amounts earned by DFS or other Restricted Subsidiaries through the financing of DFS Financing Assets) and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (k) thereof,

(b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital, and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds), including any penalties and interest relating to such taxes or arising from any tax examinations, and (without duplication) any payments to a Parent Entity pursuant to clause (13) of Section 4.07(b) in respect of such taxes,

(c) the total amount of depreciation and amortization expense (including amortization of deferred financing fees or costs, internal labor costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, conversion costs and contract acquisition costs) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP,

(d) any other non-cash charges (other than any accrual in respect of bonuses), including any write offs, write downs, expenses, losses or items (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(e) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period to Consolidated Net Income, excluding cash distributions in respect thereof,

(f) (i) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Investors (including any termination fees payable in connection with the early termination of management and monitoring agreements), (ii) the amount of payments made to option, phantom equity or profits interests holders of such Person or any of its Parent Entities in connection with, or as a result of, any distribution made to equity holders of such Person or its Parent Entities, which payments are being made to compensate such option, phantom equity or profits interests holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted under this Indenture (including expenses relating to distributions made to equity holders of such Person or any of its Parent Entities resulting from the application of FASB Accounting Standards Codification Topic 718—Compensation—Stock Compensation) and (iii) the amount of fees, expenses and indemnities paid to directors, including of Covenant Parent or any Parent Entity thereof,

(g) losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing or any loan syndications by DFS or other Restricted Subsidiaries engaged in financing of DFS Financing Assets,

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (3) below for any previous period and not added back,

(i) any costs or expenses incurred by such Person or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or Net Proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock), and

(j) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(2) without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the EMC Transactions or any other Specified Event projected by such Person in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of such Person), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of such Person or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person) (a) with respect to the EMC Transactions, on or prior to the date that is 24 months after the Effective Date (including actions initiated prior to the Effective Date) and (b) with respect to any investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, restructuring, cost saving initiative or other initiative (collectively, a “Specified Event”), whether initiated, before, on or after the Effective Date, within 24 months after such Specified Event (which cost savings shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (i) such cost savings are reasonably quantifiable and factually supportable, (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (2) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (1) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (iii) the share of any such costs savings, expenses and charges with respect to a joint venture that are to be allocated to such Person or any of its Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Applicable Measurement Period;

less

(3) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(a) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period), and

(b) the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly-Owned Subsidiary added (and not deducted) in such period from Consolidated Net Income, in each case, as determined on a consolidated basis for such Person and its Restricted Subsidiaries. For purposes of testing the covenants under this Indenture in connection with any transaction, the Consolidated EBITDA of such Person and its Restricted Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the first proviso to the first paragraph of such definition).

“Consolidated Interest Expense” means, with respect to any Person and its Restricted Subsidiaries, the sum of (1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income (provided that, for the avoidance of doubt, interest income will not include any amounts earned by DFS or other Restricted Subsidiaries through the financing of DFS Financing Assets), of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries (excluding any Non-Recourse Indebtedness permitted to be incurred under clauses (22) and (25) of Section 4.09(b)), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus (2) non-cash interest expense resulting solely from (i) the amortization of original issue discount from the issuance of Indebtedness of such Person and its Restricted Subsidiaries (excluding Indebtedness borrowed in connection with the EMC Transactions (and any Refinancing Indebtedness thereof) and any Non-Recourse Indebtedness permitted to be incurred under clauses (22) and (25) of Section 4.09(b)) at less than par and (ii) pay-in-kind interest expense of such Person and its Restricted Subsidiaries but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than specifically referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (e) all non-recurring cash interest expense consisting of “additional interest” or “special interest” for failure to timely comply with registration rights obligations, including, without limitation, with respect to the First Lien Notes, (f) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the EMC Transactions or the Original Transactions or any Investment, (g) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the EMC Transactions or the Original Transactions, (h) penalties and interest relating to taxes, (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (j) any interest expense attributable to a Parent Entity resulting from push-down accounting and (k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person for such period, determined on a consolidated basis, excluding (and excluding the effect of), without duplication:

(1) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments),

(2) the cumulative effect of a change in accounting principles and changes as a result of adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(3) Transaction Expenses (including any charges associated with the rollover, acceleration or payout of Equity Interests held by management of Covenant Parent, EMC or any of their respective Subsidiaries or Parent Entities in connection with the EMC Transactions or the Original Transactions);

(4) the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) by such Person to the referent Person or a Restricted Subsidiary thereof during such period,

(5) any fees and expenses (including any transaction or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, asset disposition, issuance or repayment of indebtedness, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805—Business Combinations and gains or losses associated with FASB Accounting Standards Codification Topic 460—Guarantees),

(6) any income (loss) for such period attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid),

(7) accruals and reserves, contingent liabilities and any gains or losses on the settlement of any pre-existing contractual or non-contractual relationships that are established or adjusted as a result of the EMC Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,

(8) non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements,

(9) any income (loss) attributable to deferred compensation plans or trusts,

(10) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by such Person or a Restricted Subsidiary thereof in respect of such investment),

(11) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(12) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments in such period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(13) any non-cash gain (loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedging Obligations for currency exchange risk and revaluations of intercompany balances and other balance sheet items),

(14) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),

(15) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities),

(16) solely for the purpose of determining the amount available for Restricted Payments under clause (2)(a) of Section 4.07(a), the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived or released (or Covenant Parent reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release); provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(17) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the EMC Transactions, or the release of any valuation allowance related to such item, and

(18) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other costs and expenses attributable to Covenant Parent or any Parent Entity thereof being a public company.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries), as a result of the EMC Transactions, any acquisition or Investment consummated prior to the Effective Date (including the Original Transactions) and any other acquisition (by merger, consolidation, amalgamation or otherwise) or other Investment or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Indenture (net of any amount so added back in any prior period to the extent not so reimbursed within a two year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

“Consolidated Secured Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries that is secured by a Lien, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the first proviso to the first paragraph of such definition); provided that, for purposes of the calculation of Consolidated Secured Debt Ratio, in connection with (x) the incurrence of any Indebtedness pursuant to clause (1) of Section 4.09(b) or (y) the incurrence of any Lien pursuant to clause (34) of the definition of “Permitted Liens,” such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be, as being incurred or secured, as the case may be, as of the Applicable Calculation Date and (i) any subsequent incurrence of such Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of subsequent calculations of the Consolidated Secured Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

“Consolidated Total Debt Ratio” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the ratio of (1) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) such Person’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the first proviso to the first paragraph of such definition); provided that, for purposes of the calculation of Consolidated Total Debt Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 4.09, such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat an Elected Amount under any Indebtedness which is to be incurred (or any commitment in respect thereof) as being incurred as of the Applicable Calculation Date and (i) any subsequent incurrence of such Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for purposes of subsequent calculations of the Consolidated Total Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

“Consolidated Total Indebtedness” means, as of any date of determination, with respect to any Person and its Restricted Subsidiaries, an amount equal to (a) the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, unreimbursed drawings under letters of credit, JV Preferred Equity Interests, Obligations in respect of Capitalized Lease Obligations, debt obligations evidenced by promissory notes and similar instruments and, without duplication, Receivables Guarantees (and excluding, for the avoidance of doubt, (A) all undrawn amounts under revolving credit facilities (except to the extent of any Elected Amount), (B) Hedging Obligations, (C) performance bonds or any similar instruments, (D) Non-Recourse Indebtedness incurred under Permitted Receivables Financings or under clauses (22) and (25) of Section 4.09(b), (E) the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with the EMC Transactions, the Original Transactions or any acquisition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) or other Investment and (F) any amounts of Indebtedness incurred under clause (32)(B) of Section 4.09(b)) and (2) the aggregate amount of all outstanding Disqualified Stock of Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP less (b) cash and Cash Equivalents of such Person and its Restricted Subsidiaries (but excluding any Foreign Cash securing and supporting Indebtedness incurred pursuant to clause (32)(B) of Section 4.09(b)); provided, however, that Consolidated Total Indebtedness shall exclude all Obligations relating to Permitted Receivables Financings. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which

Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board or senior management of such Person.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Covenant Parent and/or other Persons.

“Covenant Parent” means (1) if the direct parent entity of Dell is a Guarantor, such direct parent entity, (2) if Dell is, but none of its direct or indirect parent entities are, a Guarantor, Dell or (3) if neither Dell nor any of its direct or indirect parent entities are Guarantors, each Issuer.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Holders and the Issuers.

“Credit Facility” means, with respect to Covenant Parent or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facilities, Margin Bridge Facility, VMware Note Bridge Facility and Asset Sale Bridge Facility) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or after notice or lapse of time or both would become, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Dell” means Dell Inc., a Delaware corporation.

“Dell-EMC Merger” means the merger of (1) Merger Sub or any other Wholly-Owned Subsidiary of Denali and (2) EMC.

“Dell International” means Dell International L.L.C., a Delaware limited liability company.

“Dell Services Transaction” means the sale of substantially all of the Dell Services business, including the Dell Services Federal Government business but excluding the global support, deployment and professional services business, pursuant to an agreement with NTT Data International L.L.C. entered into on March 27, 2016.

“Denali” means Denali Holding Inc., a Delaware corporation.

“Denali Intermediate” means Denali Intermediate, Inc., a Delaware corporation.

“Depositary” means, with respect to the Notes of any series issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to such series of Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Covenant Parent or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 4.10.

“Designated Preferred Stock” means Preferred Stock of Covenant Parent or any Parent Entity (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Covenant Parent or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Covenant Parent or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (2) of Section 4.07(a).

“DFS” means Dell Financial Services L.L.C., a Delaware limited liability company.

“DFS Financing Assets” means loans, installment sale contracts, receivables arising under revolving credit accounts, software licenses, maintenance services agreements, service contracts, leases (including all equipment and software subject to leases) or subleases (including any related account receivable or note receivable) entered into with or purchased by Covenant Parent or any Restricted Subsidiary to finance the acquisition or use of products or services and other assets customarily included in connection with a financing thereof (including any assets resulting from a financing provided by DFS or the Global Financial Services division of EMC), together with all proceeds thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any Parent Entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the applicable series of Notes or the date the applicable series of Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Covenant Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Covenant Parent or its Subsidiaries or Parent Entities in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Covenant Parent, any of its Subsidiaries or any Parent Entity or any other entity in which Covenant Parent or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Covenant Parent shall not constitute Disqualified Stock solely because it may be required to be repurchased by Covenant Parent or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Restricted Subsidiary (other than a Foreign Subsidiary) that is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“Effective Date” means the Escrow Release Date.

“Eligible Escrow Investments” means such customary short-term liquid investments in which the Escrowed Property may be invested in accordance with the Escrow Agreement.

“EMC” means EMC Corporation, a Massachusetts corporation.

“EMC Transactions” means, collectively, the offering of the Initial Notes and the initial borrowings pursuant to the other new debt financings (including the Senior Credit Facilities, the Asset Sale Bridge Facility, the Margin Financing, the VMware Note Bridge Facility, the First Lien Notes and the issuance of any additional series of debt) incurred to fund the Dell-EMC Merger and the use of proceeds therefrom, the cash equity investments by certain cash equity investors and the use of proceeds therefrom, the Dell-EMC Merger (including the payment of consideration in connection therewith to holders of EMC’s outstanding shares, restricted stock units, restricted stock and stock options), the issuance by Denali of Class V Common Stock, par value $0.01 per share, the redemption and satisfaction and discharge of 5.625% Senior First Lien Notes due 2020 co-issued by Dell International and Denali Finance Corp., the repayment of Dell International’s revolving credit facility and term loan facilities entered into in connection with the acquisition of Dell by Denali on October 29, 2013, the repayment of EMC’s unsecured revolving credit facility and refinancing of EMC’s commercial paper, the mergers of Finco 1 and Finco 2 with and into Dell International and EMC, respectively, promptly following the consummation of the Dell-EMC Merger, the assumption of all the obligations of Finco 1 and Finco 2, respectively, under the Initial Notes and this Indenture and certain other debt financings incurred to fund the Dell-EMC Merger and other related transactions, the guarantee by Denali, Denali Intermediate, Dell and EMC and certain of their respective Wholly-Owned Subsidiaries of the Initial Notes, the First Lien Notes and certain other debt financings incurred to finance the Dell-EMC Merger and the other related transactions.

“EMEA Facility” means the transactions contemplated from time to time in the “Finance Documents” as defined in that certain Revolving Credit Facility Agreement, dated as of December 23, 2013, as amended by that certain Amendment Agreement dated as of April 14, 2015, by and among, Dell Global B.V., Dell Bank International d.a.c. (formerly known as Dell Bank International Limited), BNP Paribas London Branch, Barclays Bank Ireland PLC, and SGBT Finance Ireland Limited.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock of Covenant Parent or any Parent Entity (excluding Disqualified Stock), other than:

(1) the offering of Class V Common Stock of Denali, with a par value $0.01 per share, in connection with the EMC Transactions;

(2) public offerings with respect to Covenant Parent or any Parent Entity’s common stock registered on Form S-8;

(3) issuances to any Subsidiary of Covenant Parent; and

(4) any such public or private sale or issuance that constitutes an Excluded Contribution.

“Escrow Agreement” means the escrow agreement, dated as of June 22, 2016, by and among the Fincos, the Trustee and the Escrow Agent, pursuant to which the gross proceeds of the offering of the Initial Notes plus certain additional amounts will be deposited into the Escrow Account.

“Escrow End Date” means December 16, 2016.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system, or any successor securities clearance agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder; provided that with respect to the definitions of “Change of Control” and “Permitted Holders” only, “Exchange Act” means the Securities Exchange Act of 1934, as in effect on the Issue Date.

“Excluded Contribution” means net cash proceeds, the fair market value of marketable securities or the fair market value of Qualified Proceeds received by Covenant Parent from:

(1) contributions to its common equity capital,

(2) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries, and

(3) the sale (other than to a Subsidiary of Covenant Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Covenant Parent) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Covenant Parent,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of Covenant Parent within 10 Business Days of the date such capital contributions are made, the date such dividends, distributions, fees or other payments are received or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (2) of Section 4.07(a); provided that any such dividends, distributions, fees or other payments so designated pursuant to clause (2) of this definition shall be excluded from the definition of “Consolidated Net Income” for all purposes under this Indenture.

“Existing ABL Credit Facility” means the asset-based revolving credit facility, dated as of October 29, 2013, among Denali Intermediate, Dell, certain other borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, issuing lender and swingline lender.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by the Board or senior management of Covenant Parent.

“First Lien Notes” means, collectively, (1) the $3,750.0 million aggregate principal amount of 3.480% First Lien Notes due 2019, (2) the $4,500.0 million aggregate principal amount of 4.420% First Lien Notes due 2021, (3) the $3,750.0 million aggregate principal amount of 5.450% First Lien Notes due 2023, (4) the $4,500.0 million aggregate principal amount of 6.020% First Lien Notes due 2026, (5) the $1,500.0 million aggregate principal amount of 8.100% First Lien Notes due 2036 and (6) the $2,000.0 million aggregate principal amount of 8.350% First Lien Notes due 2046, in each case, issued by the Fincos and to be assumed by Dell International and EMC following the consummation of the Dell-EMC Merger.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of Consolidated EBITDA of such Person for the Applicable Measurement Period to the Fixed Charges of such Person for such Applicable Measurement Period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the Applicable Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on the Applicable Calculation Date pursuant to the provisions described in Section 4.09(b) (other than pursuant to clause (14) thereof); provided, further, that for purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a), such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat an Elected Amount under any Indebtedness which is to be incurred (or any commitment in respect thereof) as being incurred as of the Applicable Calculation Date and (i) any subsequent incurrence of such Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for subsequent calculations of the Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers (including the Mergers), amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) and operational changes that have been made by Covenant Parent or any of its Restricted Subsidiaries during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the Applicable Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, disposed operations and operational changes (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into Covenant Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the Applicable Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Covenant Parent (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions and synergies resulting from any Asset Sale or other disposition or such Investment, acquisition, disposition, merger, amalgamation or consolidation or other transaction (including the EMC Transactions), in each case calculated in accordance with and permitted by clause (2) of the definition of “Consolidated EBITDA” herein). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Covenant Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the Applicable Calculation Date. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Covenant Parent may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Cash” means internally generated cash and/or Cash Equivalents of Foreign Subsidiaries.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made without giving effect to any election under FASB Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Covenant Parent or any Subsidiary at “fair value,” as defined therein. At any time after the Effective Date, Covenant Parent may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Covenant Parent’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Covenant Parent shall give notice of any such election made in accordance with this definition to the Trustee.

If there occurs a change in generally accepted accounting principles occurring after the Issue Date (including with respect to the treatment of leases in the definition of “Capitalized Lease Obligations” and operating leases) and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then Covenant Parent may elect, as evidenced by a written notice of Covenant Parent to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred; provided that, with respect to any Accounting Change (other than an Accounting Change in respect of the treatment of leases), in Covenant Parent’s good faith determination, Covenant Parent’s election to calculate such term or measure as if such Accounting Change had not occurred will not be less favorable to the Holders in any material respect than the method of calculation of such term or measure as in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“Grandfathered Unrestricted Subsidiaries” means each of (a) VMware, (b) the issuers/borrowers (and any direct obligors in connection therewith) in connection with any Margin Financing, whether such entities are formed before or after the Effective Date, to which such entities may be contributed the Pledged VMware Shares and up to 43,025,308 shares of VMware Class A Common Stock, (c) SecureWorks Holding Corp. and Boomi, Inc., (d) Pivotal and any joint venture or other entity into which Pivotal Labs and related assets are contributed or which is a successor to Pivotal and (e) Virtustream and any joint venture or other entity into which Virtustream and related assets are contributed or which is a successor to Virtustream.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means, with respect to each series of Notes, Denali, Denali Intermediate, Dell and each Subsidiary of Covenant Parent (excluding the Issuers) that executes a supplemental indenture to this Indenture as a Guarantor on the Effective Date and each other Affiliate of Covenant Parent that thereafter guarantees the Notes of such series in accordance with the terms of this Indenture, until, in each case, such Person is released from its Note Guarantee with respect to such series of Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person with respect to (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“IFRS” means the international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person on any date of determination, the principal in respect of:

(1) indebtedness of such Person:

(a) in respect of borrowed money, including indebtedness for borrowed money evidenced by notes, debentures, bonds or other similar instruments or reimbursement obligations in respect of letters of credit;

(b) representing any balance deferred and unpaid portion of the purchase price of any property (including pursuant to Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 120 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP; or

(c) representing any net Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness in clauses (a) through (c) (other than net Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity appearing on the balance sheet of Covenant Parent solely by reason of push down accounting under GAAP shall be excluded;

(2) all guarantees in respect of such indebtedness specified in clause (1) of another Person; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any assets owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided, however, that the amount of such Indebtedness will be the lesser of (x) the fair market value of such assets at such date of determination and (y) the amount of such Indebtedness of such other Person;

provided, however, that Indebtedness shall in no event include any amounts payable or other liabilities to trade creditors (including undrawn letters of credit) arising in the ordinary course of business. For all purposes hereof, the Indebtedness of Covenant Parent and its Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indenture” or “Base Indenture” means this Base Indenture, as amended or supplemented from time to time with respect to the Notes. The term “Indenture”, with respect to a series of Notes, shall also include the terms of the particular series of Notes established as contemplated by Section 2.01.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of Covenant Parent, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Interest Payment Date”, when used with respect to any Note, means the Stated Maturity of an installment of interest on such Note.

“Investment Grade Event” means:

(1) the Issuers have obtained a rating or, to the extent any Rating Agency will not provide a rating, an advisory or prospective rating from any two of the three Rating Agencies that reflect an Investment Grade Rating (i) for the corporate rating of the Issuers (or any Parent Guarantor) and (ii) with respect to each outstanding series of Notes after giving effect to the proposed release of all of the Note Guarantees of such Notes; and

(2) no Event of Default shall have occurred and be continuing with respect to any series of Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or the equivalent investment grade credit rating from any other Rating Agency substituted for Moody’s, S&P or Fitch pursuant to clause (b) of the definition of “Rating Agency.”

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Covenant Parent and its Subsidiaries;

(3) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors, managers, employees and consultants, in each case made in the ordinary course of business or consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Covenant Parent in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1) “Investments” shall include the portion (proportionate to Covenant Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Covenant Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary (other than a Grandfathered Unrestricted Subsidiary) as a Restricted Subsidiary, Covenant Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Covenant Parent’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Covenant Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by Covenant Parent; and

(3) if Covenant Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by Covenant Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash or Cash Equivalents by Covenant Parent or a Restricted Subsidiary in respect of such Investment.

“Investors” means each of (1) Michael S. Dell and his Affiliates, related estate planning and charitable trusts and vehicles and his family members, and also upon Michael S. Dell’s death, (a) any Person who was an Affiliate of Michael S. Dell that upon his death directly or indirectly owns Equity Interests in any Parent Entity of Dell, Dell or any Subsidiary and (b) Michael S. Dell’s heirs, executors and/or administrators, (2) MSDC Management L.P., its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates and (3) Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., SLP Denali Co-Invest, L.P. and their Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, excluding, in each case, Denali Intermediate Inc. and its Subsidiaries and any portfolio companies of any of the foregoing.

“IPO Subsidiary” means any Subsidiary of Covenant Parent that has consummated an underwritten public Equity Offering.

“Issue Date” means the date the Initial Notes are first issued under this Indenture.

“Issuers” means (i) prior to the consummation of the Mergers, the Fincos and (ii) from and after the consummation of the Mergers and upon the execution and delivery of the Effective Date Issuers Supplemental Indentures, Dell International and EMC, in each case, until a successor replaces the applicable entity in accordance with the applicable provisions of this Indenture and, thereafter, includes the successor.

“Issuer Order” means a written request or order signed on behalf of the Issuers by an Officer of each Issuer and delivered to the Trustee.

“JV Preferred Equity Interests” means Preferred Stock (other than Disqualified Stock) issued by the Issuers or any of their Restricted Subsidiaries to and held by joint venture partners after the Effective Date.

“JV Subsidiary” means any joint venture that is a Subsidiary of Covenant Parent; provided that one or more other Persons (other than Covenant Parent or any of its Subsidiaries or Affiliates) owns at least 10% of the Capital Stock of such joint venture.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, (1) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (2) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease Obligation or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease (as determined under GAAP on the Issue Date) be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or Investment, including by way of merger, amalgamation or consolidation, by Covenant Parent or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing.

“Margin Bridge Facility” means the margin bridge facility that may be entered into as of the Effective Date by and among EMC, the other borrowers and guarantors party thereto, the lenders party thereto and the other agents party thereto as the same may be in effect from time to time, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Margin Financing” means the Margin Bridge Facility or any margin loan facility to be entered into on or after the Effective Date by one or more Special Purpose Entities, the lenders party thereto and the other agents party thereto as the same may be in effect from time to time, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Market Capitalization” means an amount equal to (i) the total number of shares of common Equity Interests (excluding Class V Common Stock) of Covenant Parent (or its Parent Entity) on a fully-diluted basis immediately following consummation of the first public offering of common equity or common stock of Covenant Parent (or its Parent Entity) after the Effective Date multiplied by (ii) the price to public per share of such common equity or common stock in such public offering.

“Maturity”, when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption, exercise of option for repayment or otherwise.

“Merger Sub” means Universal Acquisition Co., a Delaware corporation and Wholly-Owned Subsidiary of Denali.

“Mergers” means, collectively, (1) the Dell-EMC Merger, (2) the merger of Finco 1 and Dell International and (3) the merger of Finco 2 and EMC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Proceeds” means the aggregate cash proceeds received by Covenant Parent and any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (1) the fees, out-of-pocket expenses and other direct costs relating to such Asset Sale or the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting, consulting, investment banking and other customary fees, underwriting discounts and commissions, survey costs, title and recordation expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions and any relocation expenses incurred as a result thereof), (2) all federal, state, provincial, foreign and local taxes paid or reasonably estimated to be payable as a result thereof (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness (other than any unsecured Indebtedness) required (other than required by Section 4.10(b)) to be paid as a result of such transaction, (4) the pro rata portion of Net Proceeds thereof (calculated without regard to this clause (4)) attributable to minority interests and not available for distribution to or for the account of Covenant Parent and the Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by Covenant Parent or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Covenant Parent or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; provided that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to Covenant Parent or any of its Restricted Subsidiaries and (8) the amount of any liabilities (other than Indebtedness in respect of the Senior Credit Facilities, the First Lien Notes and the Initial Notes of any series and any Additional Notes of such series) directly associated with such asset being sold and retained by Covenant Parent or any of its Restricted Subsidiaries. Any non-cash consideration received in connection with any Asset Sale that is subsequently converted to cash shall become Net Proceeds only at such time as it is so converted.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to Covenant Parent and its Restricted Subsidiaries (except for (1) any customary limited recourse that is no more expansive in any material respect than the recourse under the ABS Facilities or (2) any performance undertaking or guarantee that is no more extensive in any material respect than the performance undertakings provided by Covenant Parent under the ABS Facilities, and in each case, reasonable extensions thereof).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Notes” means the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum, dated June 8, 2016, relating to the offering of the Initial Notes.

“Officer” means the Chairman of the Board, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary or any other officer designated by any such individuals of Covenant Parent or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of Covenant Parent or an Issuer by an Officer of Covenant Parent or an Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to Covenant Parent or the Issuers.

“Original Acquisition” means the acquisition of Dell and its subsidiaries pursuant to the Agreement and Plan of Merger dated as of February 5, 2013 among Denali, Denali Intermediate, Denali Acquiror Inc. and Dell.

“Original Transactions” means, collectively, the Original Acquisition and the consummation of various transactions in connection therewith, including, without limitation, the cash equity contributions, the Subordinated Investment, the funding and effectiveness of certain Credit Facilities and the ABS Facilities, the issuance and sale of senior first lien secured notes due 2020, the tender offer by Dell to purchase for cash options to purchase common stock of Dell granted and outstanding under certain stock option and long-term incentive plans and the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses).

“Parent Entity” means any Person that, with respect to another Person, owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such other Person having a majority of the aggregate votes on the Board of such other Person. Unless the context otherwise requires, any references to Parent Entity refer to a Parent Entity of Covenant Parent.

“Parent Guarantor” means a Guarantor that is a Parent Entity of any of the Issuers.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Covenant Parent or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Holders” means (1) each of the Investors and members of management of Denali and its Subsidiaries who are holders of Equity Interests of Denali on the Effective Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing or any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, members of management and Person or group specified in the last sentence of this definition, collectively, own, directly or indirectly, more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of Denali having a majority of the aggregate votes on the Board of Denali held by such group, (2) any Permitted Parent and (3) any Permitted Plan. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership constitutes a Change of Control Triggering Event in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Covenant Parent or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by Covenant Parent or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit, product line or line of business, including research and development and related assets in respect of any product) that is engaged, directly or indirectly, in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit, product line or line of business) to, or is liquidated into, Covenant Parent or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4) any Investment in securities or other assets (including earn-outs) not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment existing on the Effective Date or binding commitment in effect on the Effective Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Effective Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(6) any Investment acquired by Covenant Parent or any of its Restricted Subsidiaries:

(i) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by Covenant Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(ii) in satisfaction of judgments against other Persons;

(iii) as a result of a foreclosure by Covenant Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iv) received in compromise or resolution of (A) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of Covenant Parent or any

Restricted Subsidiary or consistent with past practice, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer, or (B) litigation, arbitration or other disputes;

(7) Hedging Obligations permitted under clause (10) of Section 4.09(b);

(8) any Investment in a Similar Business having an aggregate fair market value (with the fair market value of such Investment being measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed at the time of such Investment the greater of (a) $2,500.0 million and (b) 25% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period; provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Covenant Parent or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (2) of Section 4.07(a);

(10) guarantees of Indebtedness permitted (and permitted to be guaranteed) under Section 4.09 and Investments consisting of Liens permitted under Section 4.12;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) (except transactions described in clauses (2), (5) and (9) of Section 4.11(b));

(12) any Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or other similar assets, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments having an aggregate fair market value (with the fair market value of such Investment being measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed at the time of such Investment the greater of (x) $3,750.0 million and (y) 37.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period; provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of Covenant Parent at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14) (a) Investments in Subsidiaries in the form of DFS Financing Assets, other receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from Covenant Parent or any Restricted Subsidiary or to otherwise fund required reserves) and (b) DFS Financing Assets originated by Covenant Parent and/or its Subsidiaries;

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, managers, employees and consultants not in excess of $250.0 million, in the aggregate, outstanding at the time of such Investment;

(16) loans and advances to officers, directors, managers, employees and consultants for business-related travel expenses, moving or relocation expenses, entertainment, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice, or to fund such Person’s purchase of Equity Interests of Covenant Parent or any Parent Entity;

(17) advances, loans or extensions of trade credit (including the creation of receivables) or prepayments to suppliers or lessors or loans or advances made to distributors, and performance guarantees, in each case in the ordinary course of business or consistent with past practice by Covenant Parent or any of its Restricted Subsidiaries;

(18) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice and any earnest money deposits in connection therewith;

(19) repurchases of the Initial Notes of any series, any Additional Notes of such series or First Lien Notes;

(20) Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practice;

(21) Investments in (A) Unrestricted Subsidiaries having an aggregate fair market value (with the fair market value of such Investment being measured at the time of committing, declaring or determining to make such Investment and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (21) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed at the time of such Investment the greater of (x) $1,250.0 million and (y) 12.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period; provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) and (B) IPO Subsidiaries and JV Subsidiaries to the extent required to designate such Subsidiaries as Unrestricted Subsidiaries;

(22) [reserved];

(23) Investments made as part of, or in connection with, the EMC Transactions (including, without limitation, (i) the designation of the Grandfathered Unrestricted Subsidiaries as Unrestricted Subsidiaries and (ii) the contribution of VMware Class A Common Stock contemplated in the definition of “Grandfathered Unrestricted Subsidiaries”) and the Original Transactions;

(24) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;

(25) intercompany current liabilities owned to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with past practice in connection with cash management operations of Covenant Parent and its Subsidiaries;

(26) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(27) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Covenant Parent or any Restricted Subsidiary;

(28) non-cash Investments in connection with tax planning and reorganization activities; and

(29) any other Investment; provided that on a pro forma basis after giving effect to such Investment the Consolidated Total Debt Ratio of Covenant Parent for the Applicable Measurement Period would be equal to or less than 4.50 to 1.00.

“Permitted Liens” means:

(1) Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of Covenant Parent or any of its Restricted Subsidiaries in accordance with GAAP, or for property taxes on property that Covenant Parent or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(2) Liens imposed by law or regulation, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, architects’ or construction contractors’ Liens and other similar Liens that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith by appropriate actions or other Lien arising out of judgments or awards against Covenant Parent or any of its Restricted Subsidiaries with respect to which Covenant Parent or such Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review, if adequate reserves with respect thereto are maintained on the books of Covenant Parent or such Restricted Subsidiary in accordance with GAAP;

(3) Liens incurred or deposits made in the ordinary course of business or consistent with past practice (a) in connection with workers’ compensation, unemployment insurance, employers’ health tax, and other social security or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (b) securing reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Covenant Parent or any of its Restricted Subsidiaries or otherwise supporting the payment of items set forth in the foregoing clause (a);

(4) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, governmental contracts, leases, public or statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), deposits as security for contested taxes or import duties or for payment of rent, performance and return of money bonds and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practice;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, restrictions, encroachments, protrusions, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) affecting real properties or Liens incidental to the conduct of the business of Covenant Parent and its Subsidiaries or to the ownership of their respective properties which were not incurred in connection with Indebtedness and which do not in any case materially interfere with the ordinary conduct of the business of Covenant Parent and its Subsidiaries, taken as a whole;

(6) Liens (a) to secure the First Lien Notes and the related guarantees, (b) on the VMware Intercompany Notes securing the VMware Note Bridge Facility, (c) on the Pledged VMware Shares securing the Margin Financing and other collateral related thereto or customary for similar facilities, (d) securing Indebtedness permitted to be incurred pursuant to clause (5)(b) of Section 4.09(b), (e) on Foreign Cash securing Indebtedness permitted to be incurred pursuant to clause (32)(B) of Section 4.09(b) and (f) to secure the Cash Flow Bridge Facility;

(7) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Covenant Parent or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of Covenant Parent or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted under Section 4.09;

(8) (a) rights of set-off, banker’s liens, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and (b) Liens securing, or otherwise arising from, judgments but not constituting an Event of Default under clause (5) of Section 6.01(a);

(9) Liens arising from Uniform Commercial Code financing statements, including precautionary financing statements, or any similar filings made in respect of operating leases or consignments entered into by Covenant Parent or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was, at the time such Indebtedness is deemed to be incurred, permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.09(b);

(11) Liens existing on the Effective Date after giving effect to the EMC Transactions (other than Liens incurred in connection with the Senior Credit Facilities, the First Lien Notes, the VMware Note Bridge Facility and the Margin Bridge Facility (to the extent entered into));

(12) Liens securing Indebtedness permitted to be incurred pursuant to clauses (4), (12), (14), (15), (18), (19), (24) and (32) of Section 4.09(b); provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to such clause (4) extend only to the assets purchased with the proceeds of such Indebtedness, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto), the proceeds and the products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; (b) Liens securing Indebtedness permitted to be incurred pursuant to such clause (14) shall only be permitted if such Liens are limited to all or part of the same property or assets, including Capital Stock (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) acquired, or of any Person acquired or merged, amalgamated or consolidated with or into Covenant Parent or any Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), in any transaction to which such Indebtedness relates; (c) Liens securing Indebtedness permitted to be incurred pursuant to such clause (18) extend only to the assets of Foreign Subsidiaries; (d) Liens securing Indebtedness permitted to be incurred pursuant to such clause (19) are solely on acquired property or Investment or extend only to the assets of the acquired entity, as the case may be, and the proceeds and products thereof; (e) Liens securing Indebtedness permitted to be incurred pursuant to such clause (24) extend only to the assets subject to the Sale and Lease Back Transaction related thereto, accessions to such assets and the proceeds and products thereof, and any lease of such assets (including accessions thereto) and the proceeds and the products thereof; and (f) Liens securing Indebtedness permitted to be incurred pursuant to such clause (32) extend only to the assets of Restricted Subsidiaries that are not Guarantors (other than the Issuers);

(13) Leases (including leases of aircraft), licenses, subleases or sublicenses granted to others that do not (a) interfere in any material respect with the business of Covenant Parent and its Restricted Subsidiaries, taken as a whole or (b) secure any Indebtedness;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice and (c) in favor of a banking or other financial institution or electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(16) Liens (a) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment (including any letter of intent or purchase agreement with respect to such investment), and (b) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction not prohibited by Section 4.10, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(17) Liens existing on property at the time of its acquisition (by a merger, consolidation or amalgamation or otherwise) or existing on the property or shares of stock or other assets of any Person at the time such Person becomes a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the Effective Date; provided that (a) such Lien was not created in contemplation of such acquisition (by a merger, consolidation or amalgamation or otherwise) or such Person becoming a Restricted Subsidiary (including designating an Unrestricted Subsidiary as a Restricted Subsidiary), (b) such Lien does not extend to or cover any other assets or property of such Person or any Restricted Subsidiary (other than accessions to such assets or property, the proceeds or products thereof, any lease of such assets (including accessions thereto), the proceeds and the products thereof and customary security deposits in respect thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under this Indenture that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender) and (c) the Indebtedness secured thereby is permitted under Section 4.09;

(18) any interest or title of a lessor under leases (other than leases constituting Capitalized Lease Obligations) entered into by Covenant Parent or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(19) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by Covenant Parent or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(20) Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (5) of the definition of “Cash Equivalents;”

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of setoff or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Covenant Parent and its Restricted Subsidiaries or consistent with past practice or (c) relating to purchase orders and other agreements entered into with customers of Covenant Parent or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(23) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by Covenant Parent or any of its Restricted Subsidiaries are located;

(24) (a) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or (b) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business or consistent with past practice;

(25) Liens on cash and any Cash Equivalents used to satisfy or discharge Indebtedness;

(26) Liens on DFS Financing Assets, other receivables and related assets incurred in connection with Permitted Receivables Financings;

(27) (A) receipt of progress payments and advances from customers in the ordinary course of business or consistent with past practice to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of Covenant Parent or any of its Restricted Subsidiaries securing Covenant Parent’s or such Restricted Subsidiary’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary or trade letters of credit issued or created for the account of Covenant Parent or such Restricted Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods;

(28) Liens securing Hedging Obligations; provided that with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is permitted under this Indenture;

(29) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to an Issuer or a Guarantor permitted to be incurred in accordance with Section 4.09;

(30) Liens in favor of an Issuer or any Guarantor or the Trustee;

(31) Liens on vehicles or equipment of Covenant Parent or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(32) Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6)(a)-(e), (11), (12), (16), (17), (32), (33) and (34) of this definition; provided, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) and (b) the

Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(a)-(e), (11), (12), (16), (17), (32), (33) and (34) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (y) an amount necessary to pay accrued but unpaid interest on such Indebtedness and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees ) or similar fees) incurred in connection with such modification, refinancing, refunding, extension, renewal or replacement;

(33) other Liens securing outstanding Indebtedness in an aggregate principal amount not to exceed, together with any Liens securing any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive modification, refinancing, refunding, restatement, exchange, extensions, renewals or replacements) under clause (32) above, the greater of (x) $1,500.0 million and (y) 15% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period;

(34) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 4.09; provided that, with respect to Liens securing Obligations permitted under this clause (34), at the time of incurrence of such Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio of Covenant Parent for the Applicable Measurement Period would be no greater than 3.75 to 1.00;

(35) [reserved];

(36) (a) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement, (b) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (c) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Covenant Parent or any of its Subsidiaries in joint ventures;

(37) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(38) agreements to subordinate any interest of Covenant Parent or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by Covenant Parent or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with past practice;

(39) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness;

(40) Liens securing the Notes (other than any Additional Notes) and the related Note Guarantees;

(41) Liens on deposits taken by a Restricted Subsidiary that constitutes a regulated bank incurred in connection with the taking of such deposits;

(42) Liens created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness;

(43) Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(44) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of Covenant Parent or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(45) Liens securing Cash Management Obligations owed by Covenant Parent or any of its Restricted Subsidiaries to any lender under the Senior Credit Facilities or any Affiliate of such a lender; and

(46) Liens solely on any cash earnest money deposits made by Covenant Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement.

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption, (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, Covenant Parent shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (iii) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (34) above (giving pro forma effect only to the incurrence of such portion of such Indebtedness), Covenant Parent, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (34) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means any Parent Entity that at the time it became a Parent Entity of Denali was a Permitted Holder pursuant to clause (1) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction (other than the EMC Transactions) that would otherwise constitute a Change of Control.

“Permitted Plan” means any employee benefits plan of Denali or its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Receivables Financing” means, collectively, (a)(i) with respect to receivables of the type supporting the ABS Facilities or otherwise constituting DFS Financing Assets, any term securitizations, receivables securitizations or other financing transactions with respect to DFS Financing

Assets (including any factoring program), and (ii) with respect to receivables (including, without limitation, trade and lease receivables) not of the type supporting the ABS Facilities and not otherwise constituting DFS Financing Assets, term securitizations, other receivables securitizations or other similar financings (including any factoring program) in an aggregate outstanding amount under this clause (a)(ii) not to exceed the greater of $4,000.0 million and 40% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period (the “Permitted Receivables Financing Cap”) (provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program under this clause (a)(ii), the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the Applicable Measurement Period) so long as, in the case of each of clause (a)(i) and (a)(ii), such financings are non-recourse to Covenant Parent and its Restricted Subsidiaries (except for (A) recourse to any Foreign Subsidiaries, (B) any customary limited recourse that is no more expansive in any material respect than the recourse under the ABS Facilities (as in effect on the Effective Date), (C) any performance undertaking or guarantee that is no more extensive in any material respect than the “Performance Undertakings” (as defined in the ABS Facilities as of the Effective Date) provided by Dell (as in effect on the Effective Date) in connection with the ABS Facilities, (D) an unsecured parent guarantee by Denali Intermediate, any Subsidiary of Denali Intermediate of which Dell is a Subsidiary, Dell or the Issuers or (E) an unsecured parent guarantee by a Restricted Subsidiary that is a parent company of the Foreign Subsidiary referred to in the foregoing clause (A) (other than an Issuer or any other Domestic Subsidiary) of obligations of Foreign Subsidiaries, and in each case, reasonable extensions thereof) (any parent guarantee pursuant to clause (D) or (E), a “Receivables Guarantee”), (b)(i) the ABS Facilities and (ii) any modifications, refinancings, renewals, replacements or extensions thereof; provided that, in the case of this clause (b)(ii), the terms of the applicable ABS Facility, after giving effect to any modifications, refinancings, renewals, replacements or extensions thereof would satisfy the requirements set forth in clause (a)(i) above and (c) the financings and factoring facilities existing on the Effective Date and any modifications, refinancings, renewals, replacements or extensions thereof; provided that any recourse to Denali, Covenant Parent and its Restricted Subsidiaries is not expanded in any material respect by any such modification, refinancing, renewal, replacement or extension and the aggregate outstanding amount of such facilities is not increased after the Effective Date, in each case, except to the extent such recourse or increase would otherwise be permitted by clause (a) above (and is deemed a usage thereof).

“Permitted Receivables Financing Cap” has the meaning given to such term in the definition of “Permitted Receivables Financing.”

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than Covenant Parent or any of its Restricted Subsidiaries).

“Permitted Transferee” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Denali or Denali Intermediate.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledged VMware Share Return” means (a) the distribution to Covenant Parent or any of its Restricted Subsidiaries of Pledged VMware Shares and any VMware Class A Common Stock that had been pledged to secure the Margin Financing or (b) the redesignation of the Subsidiary holding the Pledged VMware Shares and/or any VMware Class A Common Stock that had been pledged to secure the Margin Financing as a Restricted Subsidiary (including by way of a merger, amalgamation or consolidation of such Subsidiary with or into a Restricted Subsidiary), in each case of (a) and (b), upon the repayment in full of the Margin Financing and the release of collateral securing the Margin Financing.

“Pledged VMware Shares” means any Equity Interests of VMware that have been pledged to secure the Margin Financing, which is expected to initially comprise 77,033,442 shares of Class B common stock, par value $0.01 per share, of VMware as of the Effective Date, and may on or after the Effective Date include up to 43,025,308 shares of VMware Class A Common Stock, to the extent not contributed to a Grandfathered Unrestricted Subsidiary as set forth in clause (b) in the definition thereof.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agency” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s or Fitch or each of them shall not make a corporate rating with respect to the Issuers (or any Parent Guarantor) or a rating on any series of the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Covenant Parent, which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be, with respect to such corporate rating or the rating of such series of Notes, as the case may be.

“Rating Decline” means, with respect to any series of Notes, the occurrence of a decrease in the rating of the Notes of such series by one or more gradations by any two of three Rating Agencies (including gradations within the rating categories, as well as between categories), within 60 days before or after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of Covenant Parent to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of such two Rating Agencies); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of “Change of Control Triggering Event”) unless each of such two Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at Covenant Parent’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline); provided, further, that notwithstanding the foregoing, a Ratings Decline shall not be deemed to have occurred so long as such series of Notes has an Investment Grade Rating from at least two of three Rating Agencies.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Subsidiary in connection with, any Permitted Receivables Financing.

“Receivables Guarantee” has the meaning given to such term in the definition of “Permitted Receivables Financing.”

“Receivables Subsidiary” (1) means Dell Asset Revolving Trust–B, Dell Revolving Transferor L.L.C., and Dell Conduit Funding–B L.L.C. and (2) any other Special Purpose Entity established in connection with a Permitted Receivables Financing.

“Record Date” for the interest, if any, payable on any Interest Payment Date on the Notes of any series means the date specified for that purpose as contemplated by Section 2.01.

“Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which such Note is to be redeemed pursuant to this Indenture.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means, with respect to each series of Notes, a permanent Global Note substantially in the form of Exhibit A hereto, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the corresponding Regulation S Temporary Global Note representing Notes of such series upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means, with respect to each series of Notes, a temporary Global Note substantially in the form of Exhibit A hereto, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes of such series initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Covenant Parent or a Restricted Subsidiary in exchange for assets transferred by Covenant Parent or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer of the Trustee within its corporate trust department, including any vice president, assistant secretary, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, with respect to any Person, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of Covenant Parent.

“Revolving/Consumer Receivables Facility” means the transactions contemplated from time to time in the “Transaction Documents” as defined in that certain Note Purchase Agreement, dated as of October 29, 2013, by and among, Dell Financial Services L.L.C., as the servicer and administrator, Dell Asset Revolving Trust-B, as the issuer, Dell Revolving Transferor L.L.C., as the transferor, Dell Revolver Company L.P., as the seller, Bank of America, N.A., as administrative agent, the financial institutions party thereto and the other agents party thereto.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Covenant Parent or any of its Restricted Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by Covenant Parent or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Covenant Parent or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Credit Facilities” means the new revolving credit facility and term loan facilities under the credit agreement to be entered into on or before the Effective Date by and among Denali Intermediate, Dell, Dell International, Merger Sub, the other borrowers and guarantors party thereto, the lenders party thereto and the other agents party thereto as the same may be in effect from time to time, including, in each case, any related notes, mortgages, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Senior Indebtedness” means:

(1) all Indebtedness of an Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Asset Sale Bridge Facility, the First Lien Notes or Notes and related Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of an Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Effective Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (a) Hedging Obligations (and guarantees thereof) and (b) Cash Management Obligations (and guarantees thereof); provided that such Hedging Obligations and Cash Management Obligations, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of an Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Note Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to Covenant Parent or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Covenant Parent within the meaning under Rule 1-02 of Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by Covenant Parent and its Restricted Subsidiaries on the Effective Date or any business that is similar, complementary, reasonably related, synergistic, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

“Special Purpose Entity” means a direct or indirect subsidiary of Denali Intermediate, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from Denali Intermediate and/or one or more Subsidiaries of Denali Intermediate.

“Specified Event” has the meaning given to such term in the definition of “Consolidated EBITDA.”

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such entity of the Notes.

“Subordinated Investment” means the 7.25% unsecured subordinated notes due 2023 issued by Denali to Microsoft Global Finance.

“Stated Maturity”, when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, any entity that is owned at a 50% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on Covenant Parent’s or any of its Restricted Subsidiaries’ financial statements.

“Subsidiary Guarantor” means a Guarantor that is a Subsidiary of Covenant Parent.

“Term/Commercial Receivables Facility” means the transactions contemplated from time to time in the “Transaction Documents” as defined in that certain Loan and Servicing Agreement, dated as of October 29, 2013, by and among Dell Conduit Funding–B L.L.C., as the borrower, Bank of America, N.A., as administrative agent, Dell Financial Services L.L.C., as the servicer, the financial institutions party thereto and the other agents party thereto.

“Total Assets” means, as of any Applicable Calculation Date, with respect to any Person and its Restricted Subsidiaries, the total assets of such Person and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date; provided that, for purposes of testing the covenants under this Indenture in connection with any transaction, the Total Assets of such Person and its Restricted Subsidiaries shall be adjusted to reflect such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than as set forth in the first proviso to the first paragraph of such definition).

“Transaction Expenses” means any fees or expenses incurred or paid by Covenant Parent, its Restricted Subsidiaries, any Parent Entity and any Investors in connection with the EMC Transactions and the Original Transactions (including, without limitation, payment to former, current and future officers, employees and directors as change of control payments, severance payments, consent payments, special or retention bonuses and charges for repurchase or rollover, acceleration or payments of, or modifications to, stock options, expenses in connection with hedging transactions related to the Senior Credit Facilities, the Margin Financing, the VMware Note Bridge Facility or the Asset Sale Bridge Facility and any original issue discount or upfront fees), this Indenture, the Initial Notes, the Senior Credit Facilities, the Margin Financing, the VMware Note Bridge Facility, the Asset Sale Bridge Facility, the First Lien Notes and the transactions contemplated hereby and thereby.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Grandfathered Unrestricted Subsidiary (unless designated as a Restricted Subsidiary by Covenant Parent);

(2) any Subsidiary of Covenant Parent which at the time of determination is an Unrestricted Subsidiary (as designated by Covenant Parent, as provided below); and

(3) any Subsidiary of an Unrestricted Subsidiary.

Covenant Parent may designate any Subsidiary of Covenant Parent other than the Issuers (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Covenant Parent or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Covenant Parent;

(2) such designation complies with Section 4.07; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Covenant Parent or any Restricted Subsidiary (other than Equity Interests in the Unrestricted Subsidiary).

Covenant Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) Covenant Parent could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the Section 4.09(a); or

(2) the Fixed Charge Coverage Ratio for Covenant Parent and its Restricted Subsidiaries would be equal to or greater than such ratio for Covenant Parent and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Covenant Parent shall be notified by Covenant Parent to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means with respect to each series of Notes, a permanent Global Note, substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes of such series that do not bear the Private Placement Legend.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“VMware” means VMware, Inc., a Delaware corporation.

“VMware Class A Common Stock” means the Class A common stock, par value $0.01 per share, of VMware.

“VMware Intercompany Notes” means collectively, (1) the $680,000,000 Promissory Note due May 1, 2018, issued by VMware in favor of EMC, (2) the $550,000,000 Promissory Note due May 1, 2020, issued by VMware in favor of EMC and (3) the $270,000,000 Promissory Note due December 1, 2022, issued by VMware in favor of EMC.

“VMware Note Bridge Facility” means the bridge facility to be entered into as of the Effective Date by and among EMC, the other borrowers and guarantors party thereto, the lenders party thereto and the other agents party thereto, to be secured by a first-priority Lien on the VMware Intercompany Notes, as the same may be in effect from time to time, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section

“Acceptable Commitment”	4.10
“Advance Offer”	4.10
“Advance Portion”	4.10
“Affiliate Transaction”	4.11

Term	Defined in Section

“Applicable Law”	13.11
“Asset Sale Offer”	4.10
“Asset Sale Proceeds Application Period”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“DTC”	2.03
“Escrow Account”	4.17
“Escrow Agent”	4.17
“Escrowed Property”	4.17
“Escrow Release”	4.17
“Escrow Release Date”	4.17
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Finco 1”	Preamble
“Finco 2”	Preamble
“Fincos”	Preamble
“First Commitment Application Period”	4.10
“Initial Notes”	Recitals
“Legal Defeasance”	8.02
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Pari Passu Indebtedness”	4.10
“Paying Agent”	2.03
“Permitted Covenant Parent Debt”	4.09
“Purchase Date”	3.09
“refinance”	4.09
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Restricted Payments”	4.07
“Second Commitment”	4.10
“Special Mandatory Redemption”	3.10
“Special Mandatory Redemption Date”	3.10
“Special Mandatory Redemption Price”	3.10
“Subject Lien”	4.12
“Successor Company”	5.01
“Successor Guarantor”	5.01
“Tax Group”	4.07
“Terminated Covenants”	4.16
“Termination Date”	4.16
“Treasury Capital Stock”	4.07

SECTION 1.03. Incorporation by Reference of Trust Indenture Act.

The Issuers and the Guarantors, if any, shall not be required to qualify this Indenture under the Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes of any series and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes of such series and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture; and

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit.

SECTION 1.05. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuers may set a Record Date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such Record Date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuers may fix a Record Date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a Record Date is fixed, the Holders on such Record Date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such Record Date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such Record Date.

SECTION 1.06. Calculations.

(a) So long as there is a Parent Guarantor that is a Parent Entity of Covenant Parent and does not hold any material assets other than, directly or indirectly, the Equity Interests of Covenant Parent (as determined in good faith by the Board or senior management of such Parent Guarantor), any calculations or measure that is determined with reference to Covenant Parent’s financial statements (including, without limitation, Applicable Measurement Period, Consolidated EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Fixed Charge Coverage Ratio, Fixed Charges, Permitted Receivables Financing, Total Assets and clause (2)(a) of Section 4.07(a)) may be determined with reference to such Parent Guarantor’s financial statements instead.

(b) When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default may, at the option of Covenant Parent, be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition, and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA of Covenant Parent or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, however, that (a) if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized and (b) if Covenant Parent elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been abandoned, as determined by Covenant Parent, prior to the consummation thereof. For the avoidance of doubt, if Covenant Parent has exercised its option under this Section 1.06(b) and any Default or Event of Default occurs following the date on which the definitive acquisition agreements for the applicable Limited Condition Acquisition were entered into and prior to or on the date of the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted under this Indenture.

ARTICLE 2

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes of each series shall be in denominations of $2,000 and integral multiples of $1,000 thereof.

(b) Series of Notes. The aggregate principal amount of Notes of any series that may be authenticated and delivered under this Indenture is unlimited. The Notes may be issued in one or more series. All Notes of a series shall be identical except with respect to the date of issuance, issue price and, if applicable, the first payment of interest and the first date from which interest will accrue with respect to any Additional Notes of such series. Notes may differ between series in respect of any matters; provided that all series of Notes shall be equally and ratably entitled to the benefits of this Indenture. There shall be set forth in one or more Officer’s Certificate, supplemental indentures hereto and/or Officer’s Certificate detailing the adoption of the terms thereof pursuant to the authority granted pursuant to the resolutions of the Issuers’ Boards, prior to the issuance of Notes of any series:

(1) the title of the Notes of the series (which shall distinguish the Notes of the series from the Notes of any other series);

(2) any limit upon the aggregate principal amount of the Notes of such series that may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Article 2);

(3) the price or prices at which the Notes of the series will be sold;

(4) the Person to whom any interest on a Notes of the series shall be payable, if other than the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the Record Date;

(5) the date or dates on which the principal and premium, if any, of the Notes of the series are payable;

(6) the rate or rates (which may be fixed or variable) per annum or, if applicable, the method of determining the rate or rates at which the Notes of the series shall bear interest, if any, or the method for determining the date or dates from which interest will accrue, the date or dates from which such interest, if any, shall accrue, the Interest Payment Dates on which any such interest shall be payable or the method by which the dates will be determined, the Record Date for any interest payable on any Interest Payment Date and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(7) the place or places where the principal of and any premium and interest on Notes of the series shall be payable, if other than the Corporate Trust Office of the Trustee, where the

Notes of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes of such series and this Indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

(8) the period or periods within which, the price or prices at which and the terms and conditions upon which the Notes of the series may be redeemed, in whole or in part, at the option of the Issuers;

(9) the obligation of the Issuers, if any, to redeem or purchase the Notes of the series pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such Notes of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such Notes;

(10) the terms, if any, upon which the Notes of the series may be exchanged for other securities of the Issuers and the terms and conditions upon which the exchange shall be effected, including the initial exchange price or rate, the exchange period and any other additional provisions;

(11) if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof, the denominations in which the Notes of the series shall be issuable;

(12) the currency, currencies or currency units in which payment of principal of and any premium and interest on the Notes of the series shall be payable, if other than the currency of the United States of America;

(13) any index, formula or other method used to determine the amount of payments of principal of or any premium or interest on the Notes;

(14) if the principal amount payable at the Stated Maturity of the Notes of the series will not be determinable as of any one or more dates prior to the Stated Maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and, if necessary, the manner of determining the equivalent thereof in currency of the United States of America;

(15) if the principal of or any premium or interest on any Notes of the series is to be payable, at the election of the Issuers or the Holders thereof, in one or more currencies or currency units other than that or those in which the Notes are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Notes of such series shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

(16) the applicability of, and any addition to or change in, the covenants and definitions set forth in this Indenture as then in effect or in terms set forth in this Indenture as then in effect relating to permitted consolidations, mergers or sale of assets;

(17) any additions or deletions or changes to the provisions provided in Article 8 of this Indenture relating to covenant defeasance and legal defeasance, including the addition of additional covenants that may be subject to the Issuers’ covenant defeasance option;

(18) whether any of the Notes of such series shall be issuable in temporary or permanent global form or both, and, if so, the Depositary or Depositaries for such Global Note or Global Notes and the terms and conditions, if any, other than those set forth in Article 2, upon which interests in such Global Note may be exchanged, in whole or in part, for the individual Notes represented thereby in definitive registered form, and the form of any legend or legends to be borne by the Global Note in addition to or in lieu of the legend referred to in this Indenture;

(19) the Trustee and any authenticating agents, Paying Agents, transfer agents or registrars;

(20) the form and terms, if any, of any guarantee of the payment of principal, premium and interest with respect to Notes of the series and any corresponding changes to the provisions of this Indenture as then in effect;

(21) the terms, if any, of the transfer, mortgage, pledge or assignment as security for the Notes of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of this Indenture as then in effect;

(22) any addition to or change in the Events of Default with respect to the Notes of the series and any change in the right of the Trustee or the Holders of the Notes of such series to declare the principal, premium and interest with respect to the Notes of such series due and payable; and

(23) any other terms of the Notes of such series and the related Note Guarantees, if any (whether or not such other terms are consistent or inconsistent with the provisions of this Indenture, except as permitted by Article 9 and any deletions from or modifications or additions to this Indenture in respect of such Notes or such Note Guarantees, if any).

All Notes of any one series need not be issued at one time and, unless otherwise provided in or pursuant to any such Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards, as applicable, with respect to a series of Notes, the authorized principal amount of any series of Notes may be increased to provide for issuances of additional Notes of a series, at the option of the Issuers, without the consent of any Holder of any series of Notes, at any time and from time to time.

(c) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A, or in such other form as shall be established in one or more supplemental indentures, in each case, with such appropriate insertions, omissions, substitutions and other variations as are required or not prohibited by this Indenture (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes of any series as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes of any series from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes of such series represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes of any series represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(d) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes of any series represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(e) Terms. The terms and provisions contained in the Notes of any series shall constitute, and are hereby expressly made, a part of this Indenture and the Fincos and the Trustee, by their execution and delivery of this Indenture, and, from and after the consummation of the Mergers and upon the execution and delivery of a supplemental indenture to this Indenture, Covenant Parent and its Restricted Subsidiaries expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be subject to repurchase by the Issuers pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes of a series ranking pari passu with the Initial Notes of such series may be created and issued from time to time by the Issuers without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes of such series and shall have the same terms as to status, redemption or otherwise as the Initial Notes of such series; provided that the Issuers’ ability to issue Additional Notes shall be subject to the Issuers’ compliance with Section 4.09. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(f) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02. Execution and Authentication.

At least one Officer shall execute the Notes on behalf of each of the Issuers by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

At any time and from time to time after the execution and delivery of this Indenture, the Issuers may deliver Notes executed by the Issuers to the Trustee for authentication and delivery and the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Notes of any series for an aggregate principal amount specified in such Authentication Order for such Notes.

In authenticating such Notes, and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall receive, and, subject to Section 7.01, shall be fully protected in relying upon:

(a) (x) if the terms and form of such Notes are established by action taken pursuant to a resolution or resolutions of the Boards of the Issuers, a copy of the appropriate record of such action, certified by the Secretary or an Assistant Secretary of the Issuers, and (y) if the terms and form of such Notes are established by an Officer’s Certificate pursuant to general authorization of the Boards of the Issuers, such Officer’s Certificate; and/or

(b) a copy of the executed supplemental indenture; and

(c) an Officer’s Certificate delivered in accordance with Sections 13.04 and 13.05; and

(d) an Opinion of Counsel, delivered in accordance with Sections 13.04 and 13.05, and which shall also state:

(1) that the form of such Notes has been established by an Officer’s Certificate or supplemental indenture or pursuant to resolutions of the Issuers’ Boards in accordance with Section 2.01 of the Base Indenture and in conformity with the Base Indenture;

(2) that the terms of such Notes have been established in accordance with Section 2.01 of the Base Indenture and in conformity with the other provisions of the Base Indenture; and

(3) that such Notes, when authenticated and delivered by the Trustee and issued by the Issuers in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of each Issuer, enforceable in accordance with their terms, subject to customary exceptions, limitations, qualifications and other assumptions.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

SECTION 2.03. Registrar and Paying Agent.

The Issuers shall maintain with respect to each series of Notes an office or agency where Notes of such series may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes of such series may be presented for payment (“Paying Agent”). The Registrar shall keep a register with respect to each series of Notes (“Note Register”) and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Denali or any of its Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders of any series of Notes or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest, if any, on such series of Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it with respect to such series of Notes to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it with respect to such series of Notes to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than Denali or a Subsidiary of Denali) shall have no further liability for the money. If Denali or a Subsidiary of Denali acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes of any series.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes of any series.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note of the same series unless (i) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y)

has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes of such series. Upon the occurrence of any of the preceding events in (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note of the same series or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the firms whose marketing names are listed on the cover of the Offering Memorandum). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note of the same series in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note of the same series prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note of the same series or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note of the same series or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note of the same series, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Issuer or any of the Restricted Subsidiaries or any Guarantor, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note of the same series in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note of the same series pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note of the same series pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note of the same series or transferred to a Person who takes delivery thereof in the form of a Definitive Note of the same series prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note of the same series or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note of the same series only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note of the same series or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note of the same series, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect

Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note of the same series or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note of the same series, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Issuer or any of the Restricted Subsidiaries or any Guarantor, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note of the same series or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series only if the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note of the same series or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note of the same series at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note of the same series if the Registrar receives the following:

(A) if the transfer will be made pursuant to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note of the same series or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note of the same series if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS ONE YEAR (IN THE CASE OF THE 144A NOTES) OR 40 DAYS (IN THE CASE OF THE REGULATION S NOTES) AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THE NOTES AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) ONLY (A) TO THE ISSUERS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OTHER THAN THE EXEMPTION PROVIDED BY RULE 144, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes of the same series, the principal amount of Notes of the series represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note of the same series, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii) Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes of any series during a period beginning at the opening of business 15 days before the day of any selection of Notes of such series for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes of any series may be exchanged for other Notes of such series of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes of such series to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes.

The Notes of any series outstanding at any time are all the Notes of such series authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because an Issuer or an Affiliate of an Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or the Maturity, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes of a series have concurred in any direction, waiver or consent, Notes of a series owned by the Issuers, or by any Affiliate of the Issuers (excluding any Affiliated Debt Fund), shall be considered as though not outstanding (provided that the aggregate amount of Notes of such series held by any Affiliated Debt Fund shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Holders of a majority in principal amount of the outstanding Notes of such series have taken any actions), except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of a series that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes of a series so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes of a series and that the pledgee is not an Issuer or any obligor upon the Notes of a series or any Affiliate of an Issuer or of such other obligor.

SECTION 2.10. Temporary Notes.

Until certificates representing Notes of any series are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes of the same series in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes of any series shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes of such series under this Indenture.

SECTION 2.11. Cancellation.

The Issuers at any time may deliver Notes of any series to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act). Certification of the disposal of all cancelled Notes shall be delivered to the Issuers upon their written request. The Issuers may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest.

If the Issuers default in a payment of interest on the Notes of any series, they shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special Record Date, in each case at the rate provided in the Notes of such series and in Section 4.01. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note of such series and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special Record Date and payment date; provided that no such special Record Date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuers of such special Record Date. At least 15 days before the special Record Date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall send or cause to be sent to each Holder of such series of Notes a notice at his or her address as it appears in the Note Register that states the special Record Date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP Numbers.

The Issuers in issuing the Notes of any series may use CUSIP or ISIN numbers or both numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers or both numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee of any change in the CUSIP or ISIN numbers of any Notes.

ARTICLE 3

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Issuers elect to redeem Notes of any series pursuant to the optional redemption terms set forth in the Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards, as applicable, governing such series of Notes, it shall furnish to the Trustee, at least 2 Business Days (or such shorter time period as the Trustee may agree) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 but not more than 70 days before a Redemption Date (except as set forth in the last paragraph of Section 3.03), an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture or the Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards governing such series of Notes, as applicable, pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price.

SECTION 3.02. Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes of any series are to be redeemed or purchased in an offer to purchase at any time, such Notes shall be selected for redemption or repurchase by lot, pro rata, or by such other method the Trustee considers fair and appropriate; provided that if the Notes are represented by Global Notes, interests in the Notes shall be selected for redemption or repurchase by DTC in accordance with its standard procedures therefor. Such Notes of a series to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the Redemption Date from the outstanding Notes of such series not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed or repurchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of such series held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes of a series called for redemption or purchase also apply to portions of Notes of that series called for redemption or purchase.

SECTION 3.03. Notice of Redemption.

Subject to Section 3.09, the Issuers shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 15 days (or such shorter period as is specified solely in respect of any Special Mandatory Redemption) but, except as set forth in the last paragraph of this Section 3.03, not more than 60 days before the Redemption Date or purchase date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11. Notices of redemption may be conditional.

The notice shall identify the series of Notes to be redeemed and shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and that, with respect to Notes represented by Definitive Notes after the Redemption Date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed or repurchased will be issued in the name of the Holder of such Notes upon cancellation of the original Note; provided that the new Notes will be only issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

(d) the name and address of the Paying Agent;

(e) that Notes of the series called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(f) that, unless the Issuers default in making such redemption payment, interest on Notes of the series called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture or the Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards governing such series of Notes, as applicable, pursuant to which the Notes called for redemption are being redeemed;

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(i) if in connection with a redemption of any series of Notes pursuant to the optional redemption terms set forth in the Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards governing such series of Notes, as applicable, any condition to such redemption.

A notice of redemption need not set forth the exact Redemption Price but only the manner of calculation thereof.

Notice of any redemption of, or any offer to purchase, the Notes may, at the Issuers’ discretion, be given in connection with an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control and prior to the completion or the occurrence thereof, and any such redemption or purchase may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the redemption or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption or purchase date or by the redemption or purchase date as so delayed, or such notice or offer may be rescinded at any time in the Issuers’ discretion if the Issuers reasonably believe that any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the redemption or purchase price and performance of the Issuers’ obligations with respect to such redemption or offer to purchase may be performed by another Person.

SECTION 3.04. Effect of Notice of Redemption or Purchase.

Once a notice of redemption is sent (including electronically) in accordance with Section 3.03, Notes of a series called for redemption or purchase become irrevocably due and payable on the Redemption Date or purchase date, as applicable, at the Redemption Price or purchase price, as applicable, unless such redemption or purchase is conditioned on the happening of a future event. The notice, if sent in a manner herein provided (including electronically), shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note or portions thereof. Subject to Section 3.05, on and after the Redemption Date or purchase date, as applicable, interest shall cease to accrue on Notes or portions of Notes called for redemption or purchase.

SECTION 3.05. Deposit of Redemption or Purchase Price.

Prior to noon (New York City time) on the Redemption Date or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Redemption Price or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the Redemption Price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date or purchase date not paid on such unpaid principal, in each case at the rate provided in such series of Notes and in Section 4.01.

SECTION 3.06. Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note of the same series equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be issued in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

The optional redemption terms with respect to any series of Notes shall be set forth in the Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards, as applicable, governing such series of Notes. The Issuers and their Affiliates may at any time and from time to time acquire Notes by means other than a redemption, including through the purchase of Notes in the open market, in privately negotiated transactions or otherwise.

SECTION 3.08. Mandatory Redemption.

Except as provided in Section 3.10, the Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to any series of Notes.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuers shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of all Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuers shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $1,000 or whole multiples of $1,000 in excess thereof only;

(6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuers, the Depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Notes and such Pari Passu Indebtedness shall be selected to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments so that only Notes in denominations of $1,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of such Holder, even if not a multiple of $1,000, shall be redeemed or purchased); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuers shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

SECTION 3.10. Special Mandatory Redemption.

If (i) the Escrow Agent has not received the Officer’s Certificate described in Section 4.17(e) on or prior to the Escrow End Date, (ii) the Fincos notify the Escrow Agent in writing that Denali and Dell will not pursue the consummation of the Dell-EMC Merger or (iii) either (x) the Fincos fail to timely deposit (or cause to be timely deposited) in cash and/or (y) Dell International or its Affiliate fails to cause such lenders to issue such letters of credit in such amounts required by Section 4.17(b) on or one (1) Business Day after the applicable deposit date as set forth in Section 4.17(b), then the Escrow Agent shall release the Escrowed Property (including investment earnings thereon and proceeds thereof) to the Trustee and, on the third (3rd) Business Day succeeding (x) the Escrow End Date (in the case of clause (i)), (y) the date of such notice (in the case of clause (ii)) and (z) the applicable deposit date (in the case of clause (iii)) (such third Business Day, the “Special Mandatory Redemption Date”), the Trustee shall pay the amounts to the paying agent for payment to the Holders of the Initial Notes (the “Special Mandatory Redemption”) at a Redemption Price calculated by the Fincos (the “Special Mandatory Redemption Price”) equal to 100% of the initial issue price of each applicable series of Initial Notes, plus accrued and unpaid interest from the Issue Date to, but excluding, the Special Mandatory Redemption Date. On the Special Mandatory Redemption Date, the Trustee will pay to the Fincos any Escrowed Property (including investment earnings thereon and proceeds thereof) in excess of the amount necessary to effect the Special Mandatory Redemption of such Initial Notes on the Special Mandatory Redemption Date.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on each series of Notes on the dates and in the manner provided in such series of Notes; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee will be made in accordance with DTC’s applicable procedures. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, Denali or a Subsidiary holds as of noon (New York City time) on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If an Interest Payment Date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest on such payment will accrue in respect of the delay.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency.

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes of any series may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes of such series and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where Notes of any series may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03.

SECTION 4.03. Reports and Other Information.

(a) Whether or not Dell is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, Dell shall have its annual consolidated financial statements audited by a nationally recognized firm of independent auditors and its interim consolidated financial statements reviewed by a nationally recognized firm of independent auditors in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants (or any similar replacement standard). In addition, so long as any Notes are outstanding, Dell shall furnish to the Holders (x) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of Dell, if Dell were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (y) with respect to the annual financial statements only, a report on the annual financial statements by Dell’s independent registered public accounting firm; provided, however, that (i) in no event shall such reports be required to comply with Rule 3-10 of Regulation S-X promulgated by the SEC and (ii) in no event shall such reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein.

(b) All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate.

(c) Dell shall make available such information and such reports (as well as the details regarding the conference call described in clause (d)(1) of this Section 4.03) to the Trustee under this Indenture, to any Holder of the Notes and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website on Intralinks or any comparable password-protected online data system which shall require a confidentiality acknowledgment, and shall make such information readily available to any Holder of the Notes, any bona-fide prospective investor in the Notes, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that Dell shall post such information thereon and make readily available any password or other login information to any such Holder of the Notes, bona-fide prospective investor, securities analyst or market maker; provided, further, that Dell may deny access to any competitively-sensitive information otherwise to be provided pursuant to this Section 4.03 to any such Holder, bona-fide prospective investor, security analyst or market maker that is a competitor of Dell and its Subsidiaries to the extent that Dell determines in good faith that the provision of such information to such Person would be competitively harmful to Dell and its Subsidiaries.

(d) So long as any Notes are outstanding, Dell shall also:

(1) as promptly as reasonably practicable after furnishing to the Trustee the annual and quarterly reports required by Section 4.03(a), hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(2) issue a press release to the appropriate nationally recognized wire services prior to the date of the conference call required to be held in accordance with clause (1) of this Section 4.03(d), announcing the time and date of such conference call and either including all information necessary to access the call or informing Holders, prospective investors, market makers and securities analysts how they can obtain such information.

(e) In addition, Dell shall furnish to prospective investors of any series of Notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as such series of Notes are not freely transferable under the Securities Act.

(f) Any Parent Entity may satisfy the obligations of Dell set forth in this Section 4.03 by providing the requisite financial and other information of such Parent Entity instead of Dell; provided that to the extent such Parent Entity holds assets (other than its direct or indirect interest in Dell) that exceeds the lesser of (i) 1% of the Total Assets of such Parent Entity and (ii) 1% of the total revenue for the preceding fiscal year of such Parent Entity, then such information related to such Parent Entity shall be accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information of such Parent Entity, on the one hand, and the information relating to Dell and its Subsidiaries on a stand-alone basis, on the other hand.

(g) Dell shall be deemed to have furnished the financial statements, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and such reports on the annual financial statements referred to in Section 4.03(a) if Dell or any Parent Entity of Dell has filed reports containing such information (or any such information of a Parent Entity in accordance with Section 4.03(f)) with the SEC.

(h) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(i) Prior to the Termination Date, any time that any of Dell’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 4.03(a) will include a reasonably detailed presentation, either (i) on the face of the financial statements or in the footnotes thereto, (ii) in the “Management’s Discussion and Analysis of Financial Condition and Results of the Operations” or (iii) in any other comparable section, of the financial condition and results of operations of Dell and Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Dell.

SECTION 4.04. Compliance Certificate.

(a) Covenant Parent shall deliver to the Trustee, within 120 days after the end of each fiscal year of Covenant Parent ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of Covenant Parent and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Covenant Parent and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge Covenant Parent and its Restricted Subsidiaries have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture Covenant Parent shall promptly (which shall be no more than thirty (30) days) deliver to the Trustee an Officer’s Certificate specifying such Default and what action the Issuers propose to take with respect thereto.

SECTION 4.05. Taxes.

Covenant Parent shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06. Stay, Extension and Usury Laws.

The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) From and after the Effective Date, Covenant Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Covenant Parent’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(i) dividends, payments or distributions by Covenant Parent payable solely in Equity Interests (other than Disqualified Stock) of Covenant Parent or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(ii) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payments or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Covenant Parent or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Covenant Parent or any Parent Entity, including in connection with any merger, amalgamation or consolidation, in each case, held by a Person other than Covenant Parent or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, repurchase, defease, discharge or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted to be incurred or issued under clauses (7), (8) or (9) of Section 4.09(b); or

(b) the redemption, defeasance, purchase, repurchase, discharge or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of redemption, defeasance, purchase, repurchase, discharge or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) in the case of a Restricted Payment other than a Restricted Investment, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and, in the case of a Restricted Investment, no Event of Default described under clause (1), (2), (6) or (7) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof; and

(2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Covenant Parent and its Restricted Subsidiaries after the Effective Date (including Restricted Payments permitted by clauses (1), (6)(c) and (8) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of Covenant Parent (including any predecessor of Covenant Parent) for the period (taken as one accounting period) beginning on the first day of the first full fiscal quarter during which the Issue Date occurs to the end of Covenant Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Covenant Parent and its Restricted Subsidiaries since immediately after the Effective Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b)) from the issue or sale of:

(i) (A) Equity Interests of Covenant Parent, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any employee, director or consultant of Covenant Parent, its Subsidiaries or any Parent Entity after the Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b); and

(y) Designated Preferred Stock; and

(B) Equity Interests of Parent Entities, to the extent such net cash proceeds and the fair market value of marketable securities or other property are actually contributed to Covenant Parent (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b)); or

(ii) Indebtedness or Disqualified Stock of Covenant Parent or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests (other than Disqualified Stock) of Covenant Parent or a Parent Entity;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock applied in accordance with Section 4.07(b)(2), (X) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of Covenant Parent sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted or exchanged into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Covenant Parent or a Restricted Subsidiary, or that becomes part of the capital of Covenant Parent or a Restricted Subsidiary through consolidation or merger, following the Effective Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions); plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by Covenant Parent or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to Covenant Parent or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by Covenant Parent or its Restricted Subsidiaries (including repurchases and redemptions of such Restricted Investments and cash distributions or cash interest received in respect thereof) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Covenant Parent or its Restricted Subsidiaries, in each case, after the Effective Date; or

(ii) the issuance, sale or other disposition (other than to Covenant Parent or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution from, (x) a Grandfathered Unrestricted Subsidiary (other than to the extent of any Permitted Investment made in such Grandfathered Unrestricted

Subsidiary after the Effective Date) and (y) any other Unrestricted Subsidiary (other than, in the case of this clause (y), to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment); plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into Covenant Parent or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Covenant Parent or a Restricted Subsidiary after the Effective Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the net assets transferred) at the time of the redesignation, merger, amalgamation, consolidation or transfer of such Unrestricted Subsidiary as a Restricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment made after the Effective Date); plus

(f) the greater of (x) $3,000.0 million and (y) 30% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period;

provided that in no event shall the foregoing increase due to a Pledged VMware Share Return.

(b) The foregoing provisions of Section 4.07(a) shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if, at the date of declaration or the giving of such notice, such payment would have complied with the provisions of this Indenture (assuming, in the case of a redemption payment, the giving of the notice of such redemption payment would have been deemed to be a Restricted Payment at such time);

(2) (a) the prepayment, redemption, repurchase, defeasance, discharge, retirement or other acquisition of any Equity Interests of Covenant Parent (“Treasury Capital Stock”) (including any accrued and unpaid dividends thereon), or Subordinated Indebtedness or any Equity Interests of any Parent Entity, in exchange for, or in an amount equal to or less than the proceeds of a sale or issuance (other than to a Restricted Subsidiary) made within 120 days of such sale of Equity Interests of Covenant Parent or any Parent Entity to the extent such amount was contributed to Covenant Parent (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(a) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the prepayment, redemption, defeasance, repurchase, retirement, discharge, exchange or other acquisition of (i) Subordinated Indebtedness made in exchange for, or out of the proceeds of a sale made within 120 days of incurrence of, new Indebtedness of an Issuer or a Guarantor or (ii) Disqualified Stock of an Issuer or a Guarantor made in exchange for, or out of the proceeds of a sale made within 120 days of incurrence of, Disqualified Stock of an Issuer or a Guarantor, that, in each case is incurred or issued in compliance with Section 4.09 so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged, plus the amount of any premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock and such prepayment, redemption, defeasance, repurchase, acquisition, retirement, discharge or exchange;

(b) such new Indebtedness is subordinated to the Notes or the applicable Note Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date or mandatory redemption date, as applicable, equal to or later than the final scheduled maturity date or mandatory redemption date of the Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged (or if earlier, such date that is at least 91 days after the maturity date of the applicable series of Notes); and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so prepaid, redeemed, defeased, repurchased, acquired, retired, discharged or exchanged (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the applicable series of Notes);

(4) a Restricted Payment to pay for the repurchase, redemption, retirement or other acquisition of Equity Interests (other than Disqualified Stock) of Covenant Parent or any Parent Entity held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Covenant Parent, any of its Subsidiaries or any Parent Entity upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any management, director and/or employee equity plan or equity option plan, stock appreciation rights plan, or any other management, director and/or employee benefit plan or agreement or any equity subscription or equityholder agreement or any employment termination agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by Covenant Parent or any Parent Entity in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management, directors or employees of Covenant Parent, any of its Subsidiaries or any Parent Entity in connection with any corporate transaction (including the Mergers and the Original Transactions); provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any fiscal year the greater of (x) $250.0 million and (y) 2.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period (with unused amounts in any fiscal year being carried over to one or more succeeding fiscal years); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Covenant Parent and, to the extent contributed to Covenant Parent, the cash proceeds from the sale of Equity Interests of any Parent Entity, in each case, to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Covenant Parent, any of its Subsidiaries or any Parent Entity that occurs on or after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (2) of Section 4.07(a); plus

(b) the cash proceeds of key man life insurance policies received by Covenant Parent or its Restricted Subsidiaries (or any Parent Entity to the extent contributed to Covenant Parent) after the Effective Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

provided that Covenant Parent may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) of this clause (4) in any fiscal year; and provided further that cancellation of Indebtedness owing to Covenant Parent or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Covenant Parent, any of its Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Equity Interests of Covenant Parent or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Covenant Parent or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary (including, without limitation, JV Preferred Equity Interests) in each case issued in accordance with Section 4.09 to the extent such dividends are included in the definition of “Fixed Charges;”

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Covenant Parent after the Effective Date; provided that, if Covenant Parent is relying on clause (y) of the last proviso of this clause (6) to make such Restricted Payment, the amount of dividends paid pursuant to this clause (a) shall not exceed the net cash proceeds received by Covenant Parent from the issuance of such Designated Preferred Stock;

(b) the declaration and payment of dividends to a Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Entity issued after the Effective Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Covenant Parent from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b); provided that, if Covenant Parent is relying on clause (y) of the last proviso of this clause (6) to make such Restricted Payment, the amount of dividends paid pursuant to this clause (c) shall not exceed the net cash proceeds received by Covenant Parent from the issuance of such Preferred Stock;

provided, however, in the case of each of clause (a) and clause (c) of this clause (6), that for the Applicable Measurement Period at the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Covenant Parent would have had either (x) a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 or (y) a Consolidated Total Debt Ratio of equal to or less than 5.00 to 1.00;

(7) payments made or expected to be made by Covenant Parent or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Equity Interests or any other equity award (including restricted stock units in connection with the EMC Transactions) by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Covenant Parent, any of its Restricted Subsidiaries or any Parent Entity and repurchases or withholdings of Equity Interests in connection with the exercise of any stock or other equity options or warrants or other incentive interests or the vesting of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligation with respect to, such options or warrants or other incentive interests or other Equity Interests or equity awards;

(8) the declaration and payment of dividends on Covenant Parent’s common equity (or the payment of dividends to any Parent Entity to fund a payment of dividends on such entity’s common equity), following consummation of the first public offering of Covenant Parent’s common equity or the common stock of any Parent Entity after the Effective Date, in an amount not to exceed the sum of (A) 6.0% per annum of the net cash proceeds received by or contributed to Covenant Parent in or from any such public offering, other than public offerings with respect to Covenant Parent’s common equity registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (B) an aggregate amount per annum not to exceed 7.0% of Market Capitalization;

(9) Restricted Payments that are made (a) in an amount equal to the amount of Excluded Contributions received following the Effective Date and (b) without duplication with clause (a), in an amount equal to the net cash proceeds from any sale or disposition of Investments acquired after the Effective Date, to the extent the acquisition of such Investments was financed with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of $1,000.0 million and 10% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period;

(11) any Restricted Payment made in connection with or in order to consummate (a) the EMC Transactions and the fees and expenses related thereto, including, without limitation, (i) cash payments to holders of Equity Interests (including restricted stock units) under any management equity plan, stock option plan or any other management or employee benefit plan or agreement of EMC, (ii) Restricted Payments (x) to Parent Entities of Covenant Parent to finance a portion of the consideration for the Dell-EMC Merger and (y) to holders of Equity Interests of EMC (immediately prior to giving effect to the Dell-EMC Merger) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the EMC Transactions and (iii) other dividends by EMC that have a record date before the Effective Date, but a payment date on or after the Effective Date) and/or (b) the Original Transactions (including, without limitation, (i) cash payments to holders of Equity Interests (including restricted stock units) under any management equity plan, stock option plan or any other management or employee benefit plan or agreement of Dell and cash payments to holders stock options of Dell rolled over into stock options of Denali, (ii) Restricted Payments to holders of Equity Interests of Dell (immediately prior to giving effect to the Original Acquisition) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Original Transactions and (iii) other dividends by Dell that have a record date before the consummation of the Original Transactions, but a payment date on or after the consummation of the Original Transactions);

(12) the repurchase, redemption, defeasance, acquisition, retirement or discharge of any Subordinated Indebtedness (i) in accordance with the provisions similar to those described under Section 4.10 and Section 4.14, or (ii) after completion of an Asset Sale Offer, from any remaining Excess Proceeds (assuming such Excess Proceeds were not reset at zero upon completion of an Asset Sale Offer); provided that (x) at or prior to such repurchase, redemption, defeasance, acquisition, retirement or discharge, Covenant Parent (or a third Person permitted by this Indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the applicable series of Notes to the extent required as a result of such Change of Control Triggering Event or Asset Sale, as the case may be, and (y) all Notes tendered by Holders with respect to such series in connection with the relevant Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, defeased, acquired, retired or discharged;

(13) the declaration and payment of dividends or distributions by Covenant Parent to, or the making of loans to, any Parent Entity in amounts required for any Parent Entity to pay or cause to be paid, in each case without duplication,

(a) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain their corporate or other legal existence;

(b) for any taxable period for which Covenant Parent and/or any of its Subsidiaries are members of a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local, provincial, territorial or foreign income or similar tax purposes of which a Parent Entity is the common parent (a “Tax Group”), the portion of any U.S. federal, state, local, provincial, territorial or foreign income or similar taxes (as applicable), including any interest or penalties related thereto, of such Tax Group for such taxable period that are attributable to the income, revenue, receipts or capital of Covenant Parent and/or its Subsidiaries; provided that payments made pursuant to this subclause (b) shall not exceed the amount of liability that Covenant Parent and/or its Subsidiaries (as applicable) would have incurred were such taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group; provided, further, that payments under this clause (b) in respect of any taxes attributable to the income of any Unrestricted Subsidiaries of Covenant Parent may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to Covenant Parent or its Restricted Subsidiaries;

(c) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former officers, employees, directors, managers and consultants of any Parent Entity to the extent such salaries, bonuses, severance and other benefits and indemnities are attributable to the ownership or operation of Covenant Parent and its Restricted Subsidiaries, including Covenant Parent’s or its Restricted Subsidiaries’ proportionate share of such amount relating to such Parent Entity being a public company;

(d) general corporate, operating and other costs and expenses (including, without limitation, expenses related to the maintenance of corporate or other existence and auditing or other accounting or tax reporting matters) and, following the first public offering of the common stock of any Parent Entity after the Effective Date, listing fees and other costs and expenses attributable to being a public company, of any Parent Entity;

(e) fees and expenses related to any equity or debt offering, financing transaction, acquisitions, divestitures, investments or other non-ordinary course transaction (whether or not successful) of such Parent Entity; provided that any such acquisition or investment was intended to be for the benefit of Covenant Parent and its Restricted Subsidiaries;

(f) amounts (including fees and expenses) that would otherwise be permitted to be paid directly by Covenant Parent pursuant to Section 4.11 (except transactions described in clause (2) of Section 4.11(b));

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Covenant Parent or any Parent Entity;

(h) any Restricted Payments permitted by clause (4) or (11) of this Section 4.07(b); and

(i) to finance any Investment that would otherwise be permitted to be made pursuant to this Section 4.07 if made by Covenant Parent; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to clause (15) or (16) of the definition of “Permitted Investments”) to be contributed to the capital of Covenant Parent or one of its Restricted Subsidiaries (which contribution is not an Excluded Contribution) or (2) the Person formed or acquired to merge into, or amalgamate or consolidate with, Covenant Parent or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.01) in order to consummate such Investment, (C) to the extent constituting an Investment, such Investment shall be deemed to be made by Covenant Parent or such Restricted Subsidiary pursuant to another provision of this Section 4.07 or pursuant to the definition of “Permitted Investments” and (D) any property received by Covenant Parent or a Restricted Subsidiary will not increase amounts available for Restricted Payments pursuant to clause (2) of Section 4.07(a);

(14) the repurchase, redemption, or other acquisition of Equity Interests of Covenant Parent or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Covenant Parent or any Restricted Subsidiary, in each case, permitted under this Indenture;

(15) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Covenant Parent or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than (A) Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents and (B) Equity Interests of VMware);

(16) any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment and the incurrence of any Indebtedness the proceeds of which are used to make such Restricted Payment, the Consolidated Total Debt Ratio of Covenant Parent for the Applicable Measurement Period would be equal to or less than 3.75 to 1.00;

(17) payments or distributions to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 5.01;

(18) distributions or payments of Receivables Fees and purchases of receivables in connection with any Permitted Receivables Financing or any repurchase obligation in connection therewith;

(19) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness consisting of Acquired Indebtedness; and

(20) mandatory redemptions of Disqualified Stock;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (16) of this Section 4.07(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment or Permitted Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (20) of Section 4.07(b) and/or is entitled to be made pursuant to Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” Covenant Parent will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in their sole discretion) such Restricted Payment or Investment (or a portion thereof) among such clauses (1) through (20) of Section 4.07(b) and/or Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.07. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Issuers or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) Covenant Parent shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Covenant Parent and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to this Section 4.07, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(e) Any payment made to an entity that was Covenant Parent at the time of the making of such payment, which payment would have constituted a Restricted Payment under this Indenture but for the fact that such entity was Covenant Parent, shall be deemed to be a Restricted Payment at the time such entity ceases to be either a Covenant Parent or a Restricted Subsidiary.

(f) For the avoidance of doubt, this Section 4.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of Covenant Parent or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) From and after the Effective Date, Covenant Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not an Issuer or a Guarantor to:

(1) (A) pay dividends or make any other distributions to Covenant Parent or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to Covenant Parent or any of its Restricted Subsidiaries;

(2) make loans or advances to Covenant Parent or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Covenant Parent or any of its Restricted Subsidiaries that is an Issuer or a Guarantor.

(b) The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Effective Date, including pursuant to the Senior Credit Facilities, the Margin Bridge Facility (to the extent entered into), the VMware Note Bridge Facility, the Asset Sale Bridge Facility and the First Lien Notes and, in each case, related documentation and related Hedging Obligations;

(2) this Indenture, the Initial Notes of any series, any Additional Notes of such series and the Note Guarantees related thereto;

(3) Purchase Money Obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person, or relating to Indebtedness or capital stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into Covenant Parent or any Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, in existence at the time of such acquisition or at the time it merges, consolidates or amalgamates with or into Covenant Parent or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6) contracts, including sale-leaseback agreements, for the sale or disposition of assets, including customary restrictions with respect to a Subsidiary of Covenant Parent pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness permitted to be incurred pursuant to Section 4.09 and Section 4.12 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash, Cash Equivalents or other deposits under contracts or customary net worth provisions contained in real property leases, in each case, entered into in the ordinary course of business or consistent with past practice and restrictions on cash, Cash Equivalents or other deposits permitted under Section 4.12 or arising in connection with any Permitted Liens;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Effective Date pursuant to the provisions of Section 4.09;

(10) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(11) [reserved];

(12) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Covenant Parent or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of Covenant Parent or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Covenant Parent or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(13) any encumbrance or restriction with respect to a Subsidiary which was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of Covenant Parent or any other Restricted Subsidiary other than the assets and property of such Subsidiary and its Subsidiaries;

(14) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Effective Date pursuant to Section 4.09; provided that, (A) in the good faith judgment of Covenant Parent, such incurrence will not materially impair the Issuers’ ability to make payments under the Notes when due, (B) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness or (C) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock either are not materially more restrictive taken as a whole than those contained in the Senior Credit Facilities or the Notes as in effect on the Effective Date or generally represent market terms at the time of incurrence or issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries;

(15) restrictions contained in any documentation relating to any Permitted Receivables Financing;

(16) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment or other transfer thereof (or the assets subject thereto), including with respect to intellectual property; and

(17) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Covenant Parent, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(c) For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans and advances made to Covenant Parent or a Restricted Subsidiary to other Indebtedness incurred by Covenant Parent or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) From and after the Effective Date, Covenant Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Covenant Parent shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that Covenant Parent may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), and issue shares of Disqualified Stock or Preferred Stock, if either (i) the Fixed Charge Coverage Ratio of Covenant Parent for the Applicable Measurement Period would have been at least 2.00 to 1.00 or (ii) the Consolidated Total Debt Ratio of Covenant Parent for the Applicable Measurement Period would have been either equal to or less than 5.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the Applicable Measurement Period; provided, further, that Restricted Subsidiaries (other than the Issuers) that are not Guarantors may incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), no more than an aggregate of the greater of $1,250.0 million and 12.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries (other than the Issuers) that are not Guarantors incurred pursuant to this Section 4.09(a), together with amounts incurred under Section 4.09(b)(14)(x) by Restricted Subsidiaries that are not Guarantors (other than the Issuers), would be outstanding at such time.

(b) The provisions of Section 4.09(a) shall not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by Covenant Parent or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount then outstanding not to exceed the sum of (a) the greater of (x) $17,575.0 million and (y) 175% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period, (b) the greater of (A) $10,000.0 million and (B) 100% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period; plus (c) an additional amount after all amounts have been incurred under clauses (1)(a) and (1)(b) of this Section 4.09(b), if after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio of Covenant Parent for the Applicable Measurement Period would be no greater than 3.75 to 1.00, in each case, that is then outstanding; provided that for purposes of determining the amount that may be incurred under this clause (1)(c), all Indebtedness incurred under this clause (1) shall be deemed to be included in clause (1) of the definition of “Consolidated Secured Debt Ratio;”

(2) the incurrence by the Issuers and any Guarantor of Indebtedness represented by the Notes (including any Note Guarantee thereof) (other than any Additional Notes, if any, or Note Guarantees with respect thereto);

(3) Indebtedness of Covenant Parent and its Restricted Subsidiaries in existence on the Effective Date (other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b)), including the First Lien Notes, Margin Bridge Facility (to the extent entered into), VMware Note Bridge Facility, Cash Flow Bridge Facility (to the extent drawn) and Asset Sale Bridge Facility (to the extent drawn);

(4) Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred by Covenant Parent or any of its Restricted Subsidiaries, to finance the purchase, lease, expansion, construction, development, replacement, maintenance, upgrade, installation, replacement, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, so long as such Indebtedness exists at the date of such purchase, lease or improvement or is created within 12 months thereafter; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred or issued and outstanding pursuant to this clause (4), when aggregated with all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (4), does not at the time of such incurrence exceed the greater of (x) $2,250.0 million and (y) 22.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period;

(5) (a) Indebtedness incurred by Covenant Parent or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in favor of suppliers or trade creditors or in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance and (b) Indebtedness of Covenant Parent or any of its Restricted Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, customers or other creditors issued in the ordinary course of business or consistent with past practice in an aggregate principal amount, when aggregated with the principal amount of all other outstanding Indebtedness incurred or issued pursuant to this clause (5)(b) and all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to finance Indebtedness initially incurred in reliance on this clause (5)(b), does not exceed, at the time of incurrence of such Indebtedness, the greater of (x) $1,500.0 million and (y) 15% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period;

(6) Indebtedness arising from agreements of Covenant Parent or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business (including the EMC Transactions), assets or a Subsidiary or Investment, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) Indebtedness of Covenant Parent to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not an Issuer or a Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), is expressly subordinated in right of payment (but only to the extent permitted by applicable law and does not result in material adverse tax consequences) to the Note Guarantee of Covenant Parent; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Covenant Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (7);

(8) Indebtedness of a Restricted Subsidiary owing to Covenant Parent or another Restricted Subsidiary; provided that if an Issuer or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is neither an Issuer nor a Guarantor, excluding any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money), such Indebtedness is expressly subordinated in right of payment (but only to the extent permitted by applicable law and does not result in material adverse tax consequences) to the Notes or the Note Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to Covenant Parent or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued to Covenant Parent or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to Covenant Parent or another Restricted Subsidiary or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock or Disqualified Stock, as applicable (to the extent such Preferred Stock or Disqualified Stock is then outstanding), not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by Covenant Parent or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(12) (a) Indebtedness, Disqualified Stock or Preferred Stock of Covenant Parent or any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference of up to 150.0% of the net cash proceeds received by Covenant Parent since immediately after the Effective Date from the issue or sale of Equity Interests of Covenant Parent or cash contributed to the capital of Covenant Parent (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to Covenant Parent or any of its Subsidiaries) as determined in accordance with clauses (2)(b) and (2)(c) of Section 4.07(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) and (3) of the definition thereof) and (b) Indebtedness, Disqualified Stock or Preferred Stock of Covenant Parent or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other outstanding Indebtedness, Disqualified Stock and Preferred Stock incurred or issued pursuant to this clause (12)(b) and all outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (12)(b), does not exceed, at the time of such incurrence or issuance, the greater of (x) $3,250.0 million and (y) 32.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which Covenant Parent or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (12)(b));

(13) the incurrence or issuance by Covenant Parent or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” with “refinances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) and clauses (2), (3) (except with respect to the Cash Flow Bridge Facility), (4), (5)(b) and (12) of this Section 4.09(b), this clause (13) and clauses (14), (18), (19), (24), (25) and (32) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of customary upfront fees) or similar fees) in connection with such refinancing (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the applicable series of Notes),

(B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the Notes or any Note Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee at least to the same extent as the Indebtedness being refinanced or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Covenant Parent that is not a Guarantor or an Issuer that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Covenant Parent that is not a Guarantor or an Issuer that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of Covenant Parent or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further that subclause (A) of this clause (13) shall not apply to any refinancing of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) Covenant Parent or a Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by Covenant Parent or a Restricted Subsidiary or merged into, amalgamated with or consolidated with Covenant Parent or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary); provided that after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation, either:

(a) (i) Covenant Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) the Fixed Charge Coverage Ratio of Covenant Parent for the Applicable Measurement Period is equal to or greater than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation; or

(b) (i) Covenant Parent would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in Section 4.09(a) or (ii) the Consolidated Total Debt Ratio of Covenant Parent for the Applicable Measurement Period is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation;

provided, however, that on a pro forma basis, the Indebtedness, Disqualified Stock or Preferred Stock incurred or issued by Restricted Subsidiaries (other than the Issuers) that are not Guarantors pursuant to subclause (x) of this clause (14), together with amounts incurred and outstanding pursuant to the second proviso to Section 4.09(a) by Restricted Subsidiaries (other than the Issuers) that are not Guarantors and all outstanding amounts of Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness either initially incurred in reliance on subclause (x) of this clause (14) or incurred and outstanding pursuant to such second proviso, shall not exceed, at the time of such incurrence or issuance, the greater of (A) $1,250.0 million and (B) 12.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period;

(15) (a) Cash Management Obligations and (b) Indebtedness in respect of netting services, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of Covenant Parent and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Covenant Parent and its Restricted Subsidiaries);

(16) Indebtedness of Covenant Parent or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to a Credit Facility permitted under clause (1) of this Section 4.09(b), in a principal amount not in excess of the face amount of such letter of credit, bank guarantee or such other instrument;

(17) (a) any guarantee by Covenant Parent or any Restricted Subsidiary of Indebtedness or other obligations of Covenant Parent or any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by Covenant Parent or such Restricted Subsidiary is permitted under the terms of this Indenture, or (b) any co-issuance by Covenant Parent or any Restricted Subsidiary of Indebtedness of Covenant Parent or any Restricted Subsidiary permitted under the terms of this Indenture;

(18) Indebtedness of Foreign Subsidiaries of Covenant Parent; provided that the aggregate principal amount of such Indebtedness, together with any other outstanding Indebtedness incurred under this clause (18) and any outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (18), shall not, at the time of incurrence of such Indebtedness, exceed the greater of (x) $750.0 million and (y) 7.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of Section 4.09(a) from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under Section 4.09(a) without reliance on this clause (18));

(19) Indebtedness, Disqualified Stock or Preferred Stock of Covenant Parent or any of its Restricted Subsidiaries incurred to finance or assumed in connection with an acquisition or Investment in an aggregate principal amount, together with all other outstanding Indebtedness, Disqualified Stock or Preferred Stock issued under this clause (19) and any outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (19), not to exceed, at the time of incurrence of such Indebtedness or issuance of Disqualified Stock or Preferred Stock, the greater of (x) $750.0 million and (y) 7.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred pursuant to Section 4.09(a) from and after the first date on which Covenant Parent or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under Section 4.09(a) without reliance on this clause (19));

(20) Indebtedness of Covenant Parent or any of its Restricted Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business or consistent with past practice;

(21) Indebtedness consisting of Indebtedness issued by Covenant Parent or any of its Restricted Subsidiaries to future, current or former officers, directors, employees, managers or consultants thereof (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Covenant Parent, any Restricted Subsidiary or any Parent Entity, in each case to finance the purchase or redemption of Equity Interests of Covenant Parent or any Parent Entity to the extent described in clause (4) of Section 4.07(b);

(22) Indebtedness in respect of Permitted Receivables Financings;

(23) Indebtedness incurred by Covenant Parent or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Issuers’ legal defeasance or covenant defeasance option as described under Article 8, in each case, in accordance with this Indenture;

(24) Indebtedness in the form of Capitalized Lease Obligations arising out of any Sale and Lease-Back Transactions;

(25) Indebtedness of any Foreign Subsidiary in respect of financing the purchase or origination of DFS Financing Assets; provided that the aggregate principal amount of such Indebtedness, together with any other outstanding Indebtedness incurred under this clause (25) and any outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (25), shall not, at the time of incurrence of such Indebtedness, exceed the greater of (x) $500.0 million and (y) 5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period;

(26) Indebtedness arising from the taking of deposits by a Restricted Subsidiary that constitutes a regulated bank;

(27) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to the EMC Transactions, the Original Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms of this Indenture;

(28) Indebtedness representing deferred compensation to employees of any Parent Entity, Covenant Parent or any Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice;

(29) [reserved];

(30) [reserved];

(31) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the EMC Transactions, the Original Transactions or any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(32) (A) Indebtedness of any Restricted Subsidiary that is not a Guarantor (other than an Issuer); provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Guarantor (other than an Issuer)

outstanding in reliance on this clause (32) shall not exceed, at the time of incurrence thereof and together with any other outstanding Indebtedness incurred under this clause (32) and any outstanding Indebtedness under clause (13) of this Section 4.09(b) incurred to refinance Indebtedness initially incurred in reliance on this clause (32), the greater of (x) $1,000.0 million and (y) 10% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period and (B) and Indebtedness that is secured solely by, has a full right of set-off with respect to, or is otherwise fully supported by Foreign Cash in an aggregate principal amount not to exceed such amount of Foreign Cash;

(33) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(34) [reserved];

(35) [reserved];

(36) unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice;

(37) [reserved];

(38) unsecured Indebtedness of Covenant Parent (“Permitted Covenant Parent Debt”) (A) that is not subject to any guarantee by any Subsidiary thereof, (B) that will not mature prior to the date that is 91 days after the maturity date of the applicable series of Notes, (C) that has no scheduled amortization or payments, repurchases or redemptions of principal (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of subclause (E) of this clause (38)), (D) that permits payments of interest or other amounts in respect of the principal thereof to be paid in kind rather than in cash, (E) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior or senior subordinated discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive, taken as a whole, than those set forth in the Senior Credit Facilities, other than provisions customary for senior or senior subordinated discount notes of a holding company (it being understood that the delivery of an Officer’s Certificate to the Trustee, stating that Covenant Parent has determined in good faith that such terms and conditions of such Indebtedness satisfy the foregoing requirements, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement) and (F) that any such Indebtedness of Covenant Parent is subordinated in right of payment to its Note Guarantee; provided that any such Indebtedness shall constitute Permitted Covenant Parent Debt only if immediately after giving effect to the issuance or incurrence thereof, no Event of Default shall have occurred and be continuing; and

(39) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (38) of this Section 4.09(b).

(c) For purposes of determining compliance with this Section 4.09:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (39) of Section 4.09(b) or is entitled to be incurred pursuant to Section 4.09(a), Covenant Parent, in its sole discretion, may divide, classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09 and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or portion thereof) in one of the clauses in Section 4.09(b) or under Section 4.09(a); provided that all Indebtedness represented by term loans outstanding under the Senior Credit Facilities on the Effective Date(after giving effect to the EMC Transactions) shall be treated as incurred on the Effective Date under clause (1) of Section 4.09(b) or, in the case of any Cash Flow Bridge Facility, clause (3) of Section 4.09(b);

(2) at the time of incurrence, Covenant Parent shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.09(a) and 4.09(b); and

(3) the principal amount of Indebtedness outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. If Indebtedness originally incurred in reliance upon a percentage of Consolidated EBITDA or the Consolidated Secured Debt Ratio under clause (1) of Section 4.09(b) is being refinanced under clause (1) of Section 4.09(b) and such refinancing would cause the maximum amount of Indebtedness thereunder to be exceeded at such time, then such refinancing shall nevertheless be permitted thereunder and such additional Indebtedness shall be deemed to have been incurred under clause (1) of Section 4.09(b) so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of Indebtedness being refinanced plus amounts permitted by the next sentence. Any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (1) and (12)(b) of Section 4.09(b) shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was deemed to be incurred, in the case of term debt, or first committed, in the case of revolving credit debt, for purposes of this Section 4.09; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the aggregate amount of accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including upfront fees, original issue discount (in lieu of upfront fees) or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

For the purposes of this Indenture, Indebtedness that is unsecured is not deemed to be subordinated or junior to Secured Indebtedness merely because such Indebtedness is unsecured, and Indebtedness is not deemed to be subordinated or junior to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is guaranteed by other obligors.

SECTION 4.10. Asset Sales.

(a) From and after the Effective Date, Covenant Parent shall not, and shall not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale unless:

(1) Covenant Parent or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration (measured at the time of contractually agreeing to such Asset Sale) for such Asset Sale, together with all other Asset Sales since the Effective Date (on a cumulative basis), received by Covenant Parent or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b) Within 450 days after the receipt of any Net Proceeds from any Asset Sale (the “Asset Sale Proceeds Application Period”), Covenant Parent or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale,

(1) to repay (i) Obligations under the Initial Notes of any series and any Additional Notes of such series, (ii) Obligations under (A) Secured Indebtedness incurred pursuant to a Credit Facility to the extent such Obligations were incurred under clause (1) of Section 4.09(b) or (B) the Asset Sale Bridge Facility and/or (iii) Obligations under any other Secured Indebtedness, and in each case, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”), to correspondingly reduce commitments with respect thereto;

(2) to repay Obligations under any Senior Indebtedness (other than any Senior Indebtedness referred to in clause (1) above), and in the case of revolving obligations (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Sale constituted “borrowing base assets”), to correspondingly reduce commitments with respect thereto; provided that Covenant Parent or such Restricted Subsidiary will either (A) reduce the aggregate principal amount of Obligations under the Initial Notes of any series and any Additional Notes of such series on an equal or ratable basis with any Senior Indebtedness repaid pursuant to this clause (2) by, at its option, (x) redeeming Initial Notes of any series and any Additional Notes of such series pursuant to the optional redemption terms set forth in the Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards, as applicable, governing such series of Initial Notes or Additional Notes and/or (y) purchasing Initial Notes of any series and any Additional Notes of such series through open-market purchases or in privately negotiated transactions at market prices (which may be below par) and/or (B) make an offer (in accordance with Section 3.09) to all Holders to purchase their Initial Notes of any series and any Additional Notes of such series on an equal or ratable basis with any Senior Indebtedness repaid pursuant to this clause (2) (which offer shall be deemed to be an Asset Sale Offer for purposes hereof);

(3) to invest in the business of Covenant Parent and its Subsidiaries, including (i) any investment in Additional Assets and (ii) making capital expenditures;

(4) to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor (excluding the Issuers), other than Indebtedness owed to an Issuer or a Guarantor; or

(5) any combination of the foregoing;

provided that, in the case of clause (3) above, a binding commitment or letter of intent shall be treated as a permitted application of the Net Proceeds from the date of such commitment or letter of intent so long as Covenant Parent or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment or letter of intent within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Net Proceeds are actually applied in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “First Commitment Application Period”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Net Proceeds are applied in connection therewith, then such Net Proceeds shall constitute Excess Proceeds unless Covenant Parent or such Restricted Subsidiary reasonably expects to enter into another Acceptable Commitment prior to the expiration of the First Commitment Application Period (a “Second Commitment”) and such Net Proceeds are actually applied in such manner prior to 180 days from the date of entering into the Second Commitment; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or if such Second Commitment is not entered into prior to the expiration of the First Commitment Application Period, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale covered by this Section 4.10 that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Excess Proceeds.” No later than 20 Business Days after the date that the aggregate amount of Excess Proceeds exceeds $500.0 million, the Issuers shall make an offer to all Holders and, if required by the terms of other Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness that is, in the case of the Notes only, equal to $1,000 or an integral multiple thereof that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes only, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture and, if applicable, the other documents governing the applicable Pari

Passu Indebtedness. The Issuers shall commence an Asset Sale Offer by sending the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligation with respect to such Net Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Net Proceeds (the “Advance Portion”).

(d) To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Pari Passu Indebtedness, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuers may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes or the Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuers shall select the Notes (subject to applicable DTC procedures as to Global Notes) and the Issuers or the representative of such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes and such Pari Passu Indebtedness tendered, with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in an unauthorized denomination; provided, that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(e) Pending the final application of an amount equal to the Net Proceeds pursuant to this Section 4.10, the holder of such Net Proceeds may apply any Net Proceeds temporarily to reduce indebtedness outstanding under a revolving credit facility (including under the Senior Credit Facilities) or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(f) For purposes of this Section 4.10 only, the following shall be deemed to be cash or Cash Equivalents:

(1) the greater of the principal amount and the carrying value of any liabilities (as reflected on the most recent balance sheet of Covenant Parent or such Restricted Subsidiary or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of Covenant Parent or such Restricted Subsidiary or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by Covenant Parent) of Covenant Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases or indemnifies Covenant Parent or such Restricted Subsidiary from such liabilities;

(2) any securities, notes or other obligations or assets received by Covenant Parent or such Restricted Subsidiary from such transferee that are converted by Covenant Parent or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and

(3) any Designated Non-cash Consideration received by Covenant Parent or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (with the fair market value of such item of Designated Non-cash Consideration being measured at the time of contractually agreeing to the related Asset Sale), taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed 5.0% of the Total Assets at the time of contractually agreeing to such Asset Sale.

(g) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(h) The provisions of Section 3.09 and this Section 4.10 relating to the Issuers’ obligation to make an offer to repurchase the Notes of any series as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes of such series.

SECTION 4.11. Transactions with Affiliates.

(a) From and after the Effective Date, Covenant Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Covenant Parent (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $250.0 million and (y) 2.5% of Consolidated EBITDA of Covenant Parent for the Applicable Measurement Period, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to Covenant Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Covenant Parent or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) Covenant Parent delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $500.0 million, a resolution adopted by the Board of Covenant Parent approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b) The provisions of Section 4.11(a) shall not apply to the following:

(1) (a) transactions between or among Covenant Parent and a Restricted Subsidiary or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, amalgamation or consolidation of Covenant Parent into any Parent Entity; provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Covenant Parent or another Parent Entity and such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by Section 4.07 (other than pursuant to clause (13)(f) of Section 4.07(b)) and the definition of “Permitted Investments;”

(3) the payment of management, consulting, monitoring, transaction, advisory and other fees and related expenses to the Investors, indemnification and other similar amounts to the Investors and reimbursement of expenses of the Investors, in each case, approved by, or pursuant to arrangements approved by the Board of Covenant Parent;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to or on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Covenant Parent, any Restricted Subsidiary or any Parent Entity, including in connection with the EMC Transactions or the Original Transactions;

(5) transactions in which Covenant Parent or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Covenant Parent or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to Covenant Parent or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Covenant Parent or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(6) any agreement or arrangement as in effect or contemplated as of the Effective Date (other than any agreement or arrangement of the type described in clause (3) of this Section 4.11(b)), or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Board of Covenant Parent or the senior management of Covenant Parent to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Effective Date);

(7) the existence of, or the performance by Covenant Parent or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party as of the Effective Date and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided, however, that the existence of, or the performance by Covenant Parent or any of its Restricted Subsidiaries (or such Parent Entity) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the Board of Covenant Parent or the senior management of Covenant Parent to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Effective Date;

(8) the EMC Transactions, the Original Transactions and the payment of all fees and expenses related to the EMC Transactions (including loans and advances pursuant to clauses (15) and (16) of the definition of “Permitted Investments”) and/or the Original Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to Covenant Parent and its Restricted Subsidiaries, in the reasonable determination of the Board of Covenant Parent or the senior management thereof, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance or transfer of (a) Equity Interests (other than Disqualified Stock) of Covenant Parent and the granting and performing of customary registration rights to any Parent Entity or to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or their respective Controlled Investments Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Covenant Parent or any of its Subsidiaries or any Parent Entity and (b) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(11) transactions in connection with Permitted Receivables Financings;

(12) payments by Covenant Parent or any of its Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by the Board of Covenant Parent or the senior management of Covenant Parent in good faith;

(13) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any Permitted Transferee thereof) of Covenant Parent, any of its Subsidiaries or any Parent Entity and employment agreements, stock option plans and other compensatory or severance arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or similar arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) (including salary or guaranteed payments and bonuses) which, in each case, are approved by the Board of Covenant Parent or the senior management of Covenant Parent in good faith;

(14) (A) investments by Permitted Holders in securities or loans of Covenant Parent or any of its Restricted Subsidiaries (and any payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same or more favorable terms, and (B) payments to Permitted Holders in respect of securities or loans of Covenant Parent or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than Covenant Parent and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(15) transactions with a Person that is an Affiliate of Covenant Parent arising solely because Covenant Parent or any Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(16) any lease entered into between Covenant Parent or any Restricted Subsidiary, on the one hand, and any Affiliate of Covenant Parent, on the other hand, which is approved by the Board of Covenant Parent or the senior management of Covenant Parent in good faith;

(17) intellectual property licenses entered into in the ordinary course of business or consistent with past practice;

(18) transactions between Covenant Parent or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of Covenant Parent or any Parent Entity; provided, however, that such director abstains from voting as a director of Covenant Parent or such Parent Entity, as the case may be, on any matter including such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries; and

(20) payments to and from, and transactions with, any joint ventures entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto).

SECTION 4.12. Liens.

(a) From and after the Effective Date, Covenant Parent shall not, and shall not permit any Issuer or any other Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of an Issuer or any Guarantor, unless the Notes (or the related Note Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or, at Covenant Parent’s option or if such Subject Lien secures Subordinated Indebtedness, on a senior basis to) the Obligations secured by such Subject Lien.

(b) Any Lien created for the benefit of the Holders of any series of Notes pursuant to Section 4.12(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes of such series. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, Covenant Parent may, at its option and without consent from any Holder of the applicable series of Notes, elect to release and discharge any Lien created for the benefit of the Holders of any series of Notes pursuant to Section 4.12(a) in respect of such Subject Lien.

SECTION 4.13. Corporate Existence.

Subject to Article 5, Covenant Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of Covenant Parent and each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Covenant Parent or such Restricted Subsidiary, as applicable, and (ii) the rights (charter and statutory), licenses and franchises of Covenant Parent and its Restricted Subsidiaries; provided that Covenant Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if Covenant Parent in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Covenant Parent and its Subsidiaries, taken as a whole.

SECTION 4.14. Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to a series of Notes, unless, prior to the time the Issuers are required to make a Change of Control Offer, the Issuers have previously or concurrently mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all the outstanding Notes of such series pursuant to the optional redemption terms set forth in the Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards, as applicable, governing such series of Notes or pursuant to Section 11.01, the Issuers shall make an offer to purchase all of the Notes of such series pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control Triggering Event, the Issuers shall send notice of such Change of Control Offer by electronic delivery or first-class mail, with a copy to the Trustee, to each Holder of such series of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes of such series properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided that the Change of Control Payment Date may be delayed, in the Issuers’ discretion, until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in clause (8) below shall be satisfied;

(3) that any Note of such series not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Notes of such series accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third (3rd) Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuers are redeeming less than all of the Notes of such series, the Holders of the remaining Notes of such series will be issued new Notes of such series and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof);

(8) if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event or such other conditions specified therein and shall describe each such condition, and, if applicable, shall state that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) the other instructions, as determined by the Issuers, consistent with this Section 4.14, that a Holder must follow.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

(b) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,

(1) accept for payment all Notes of the applicable series issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c) The Issuers shall not be required to make a Change of Control Offer if a third party approved in writing by Covenant Parent makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event or such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes of any series validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party approved in writing by Covenant Parent making a Change of Control Offer in lieu of the Issuers as set forth in clause (c) of this Section 4.14, purchases all of the Notes of such series that have been validly tendered and not withdrawn by such Holders, the Issuers or such third party shall have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer as set forth in this Section 4.14, to redeem (with respect to the Issuers) or purchase (with respect to a third party) all Notes of such series that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date.

(e) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

(f) The provisions of this Section 4.14 relating to the Issuers’ obligation to make a Change of Control Offer with respect to the Notes of any series upon a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes of such series.

SECTION 4.15. Additional Note Guarantees. From and after the Effective Date, Covenant Parent shall not permit any of its Domestic Subsidiaries that is a Wholly-Owned Subsidiary and is a Restricted Subsidiary (other than the Issuers, the Guarantors and any Receivables Subsidiary), to become an obligor with respect to any Indebtedness under the Senior Credit Facilities or any capital markets debt securities in an aggregate principal amount in excess of $350.0 million unless such Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Note Guarantee by such Subsidiary.

SECTION 4.16. Covenant Termination.

(a) If after the Effective Date, with respect to a series of Notes, (i) the Notes of such series have Investment Grade Ratings from any two of the three Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture with respect to such series of Notes (the “Termination Date”), then, beginning on the Termination Date, with respect to such series of Notes, Covenant Parent and its Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, the Permitted Receivables Financing Cap with respect to Section 4.12, Section 4.15 and clause (4) of Section 5.01(a) (collectively, the “Terminated Covenants”).

(b) Following the Termination Date with respect to a series of Notes, Covenant Parent and its Restricted Subsidiaries will be entitled to incur Liens permitted under Section 4.12 (including, without limitation, Permitted Liens) with respect to such series of Notes. To the extent Section 4.12 and any Permitted Liens refer to one or more Terminated Covenants, such covenant or definition shall be interpreted as though such applicable Terminated Covenant(s) continued to be applicable following the Termination Date (but solely for purposes of Section 4.12 and the definition of “Permitted Liens” and for no other covenant in this Indenture).

(c) Following the Termination Date with respect to a series of Notes, Covenant Parent shall not designate any Subsidiary as an Unrestricted Subsidiary under such series of Notes unless such designation would have complied with Section 4.07 as if Section 4.07 was in effect for the purposes of designating Unrestricted Subsidiaries from the Effective Date to the date of such designation.

(d) The Issuers shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16.

SECTION 4.17. Escrow of Proceeds; Escrow Conditions.

(a) The Fincos shall enter into the Escrow Agreement with the Trustee and The Bank of New York Mellon Trust Company, N.A., as escrow agent and as securities intermediary and bank (in such capacity, together with its successors, the “Escrow Agent”). In accordance with the Escrow Agreement, (1) the Fincos shall deposit (or cause to be deposited) an amount equal to the gross proceeds of the offering of the Initial Notes sold on the Issue Date into an escrow account (the “Escrow Account”) and (2) either (x) the Fincos will also deposit (or cause to be deposited) in cash or (y) Dell International or its Affiliates will cause the issuing lenders under the Existing ABL Credit Facility to issue letters of credit for the benefit of the Escrow Agent and the Holders of the Initial Notes (or a combination of (x) and (y)), in such case of (x) and (y), in an amount that, when taken together with the proceeds of the offering of the Initial Notes deposited into the Escrow Account, will be sufficient to fund a Special Mandatory Redemption of the Initial Notes on July 1, 2016, if a Special Mandatory Redemption were to occur on such date (collectively and, together with any other property from time to time held by the Escrow Agent in the Escrow Account, the “Escrowed Property”).

(b) Unless the Fincos have then directed the Escrow Agent to release the Escrowed Property pursuant to clause (e) of this Section 4.17 or delivered notice to the Escrow Agent to the effect set forth in clause (ii) of Section 3.10, on the date that is two (2) Business Days prior to the first day of each month beginning on July 1, 2016, and ending on December 1, 2016 (in each case, unless the Escrow Release Date has occurred) (subject to a grace period of one (1) Business Day as set forth in the Escrow Agreement and in clause (c) of this Section 4.17), either (x) the Fincos shall deposit (or cause to be deposited) cash into the Escrow Account or (y) Dell International or its Affiliate shall cause the issuing lenders under the Existing ABL Credit Facility to issue letters of credit for the benefit of the Escrow Agent and the Holders of the Notes (or a combination of (x) and (y)), in each case, equal to one month of interest that would accrue on the Initial Notes (or with respect to the deposit two (2) Business Days prior to December 1, 2016, equal to interest from December 1, 2016 to but excluding the Escrow End Date) (in each case, as calculated by the Fincos on the basis of a 360 day year comprised of twelve 30-day months and otherwise in accordance with the terms of this Indenture).

(c) The Escrowed Property shall be held in the Escrow Account until the earliest of (i) the date on which the Fincos deliver to the Escrow Agent the Officer’s Certificate referred to in Section 4.17(e), (ii) the Escrow End Date, (iii) the date on which the Fincos deliver notice to the Escrow Agent to the effect set forth in clause (ii) of Section 3.10 and (iv) the date that is one (1) Business Day after either (x) the Fincos fail to timely deposit (or cause to be timely deposited) in cash and/or (y) Dell International or its Affiliate fails to cause such lenders to issue such letters of credit in such amounts required by this Section 4.17 on or by any applicable deposit date as set forth in clause (a) or (b) of this Section 4.17; provided that, if an Interest Payment Date in respect of any series of Initial Notes occurs prior to the Escrow Release, then, on such Interest Payment Date, a portion of the Escrowed Property in an amount equal to the accrued and unpaid interest on the Initial Notes of such series from the Issue Date or the most recent Interest Payment Date, as applicable, to and excluding such Interest Payment Date, shall, upon written direction of the Fincos, be released from the Escrow Account by the Escrow Agent and paid to the Trustee for payment to Holders of the Initial Notes of such series in accordance with this Indenture.

(d) The Fincos shall grant the Trustee, for its benefit and the benefit of the Holders, subject to certain Liens of the Escrow Agent as set forth in the Escrow Agreement, a first-priority security interest in the Escrow Account and all Eligible Escrow Investments therein to secure the payment of the Special Mandatory Redemption Price; provided, however, that such Lien and security interest shall automatically be released and terminate at such time as the Escrowed Property is released from the Escrow Account on the Escrow Release Date. The Escrow Agent will invest the Escrowed Property in such Eligible Escrow Investments, and liquidate such Eligible Escrow Investments, as the Fincos will from time to time direct in writing.

(e) Subject to Section 3.10, the Fincos shall only be entitled to direct the Escrow Agent to release Escrowed Property (in which case the Escrowed Property shall be paid to or as directed by the Fincos) (the “Escrow Release”) upon delivery to the Escrow Agent, on or prior to the Escrow End Date, of an Officer’s Certificate, certifying that the following conditions have been or, substantially concurrently with the release of the Escrowed Property, will be satisfied (the date of the Escrow Release is hereinafter referred to as the “Escrow Release Date”):

(1) the Dell-EMC Merger will occur substantially concurrently with such release;

(2) all conditions precedent to the effectiveness of, and borrowings under, the Additional Merger Financing (other than the release of the Escrowed Property and any other property relating to the Additional Merger Financing that are subject to escrow arrangements with substantially similar release conditions as those set forth in this Section 4.17(e) in connection with the Dell-EMC Merger) have been satisfied or waived in all material respects, and prior to or substantially concurrently with the release of the funds from the Escrow Account, the borrowings under the Additional Merger Financing to be drawn or released from escrow in connection with the Dell-EMC Merger will be available on the Escrow Release Date; and

(3) (A) Dell International has assumed, or substantially concurrently with the Escrow Release shall assume, all of the obligations of Finco 1 under the Initial Notes and this Indenture, (B) EMC has assumed, or substantially concurrently with the Escrow Release shall assume, all of the obligations of Finco 2 under the Initial Notes and this Indenture and (C) the Guarantors shall have, by execution and delivery of the Effective Date Guarantor Supplemental Indentures, become, or substantially concurrently with the Escrow Release shall become, parties to this Indenture in the capacities described herein and therein.

The Escrow Release shall occur promptly upon receipt by the Escrow Agent of an Officer’s Certificate certifying to the foregoing. Upon the occurrence of the Escrow Release, the Escrow Account shall be reduced to zero and the Escrowed Property and interest thereon shall be paid out in accordance with the Escrow Agreement.

SECTION 4.18. Limitations on Activities Prior to the Escrow Release.

Notwithstanding anything to the contrary contained herein, prior to the consummation of the EMC Transactions, the Fincos’ primary activities will be restricted to (i) issuing Additional Merger Financing, (ii) issuing capital stock to, and receiving capital contributions from, Affiliates of Denali, (iii) performing its obligations in respect of the Notes, this Indenture, the Escrow Agreement and any Additional Merger Financing, (iv) consummating the EMC Transactions and the Escrow Release, (v) redeeming the Notes and any Additional Merger Financing, if applicable, pursuant to mandatory redemption provisions and (vi) conducting such other activities as are necessary or appropriate to carry out the activities described above.

ARTICLE 5

SUCCESSORS

SECTION 5.01. Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets.

(a) The Issuers and, from and after the Effective Date, Covenant Parent and any Subsidiary of Covenant Parent that is a Parent Guarantor, shall not merge, consolidate or amalgamate with or into or wind up into (whether or not such Issuer, Covenant Parent or such Parent Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Covenant Parent and its Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1) an Issuer, Covenant Parent or a Subsidiary of Covenant Parent that is a Parent Guarantor, as the case may be, is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than an Issuer, Covenant Parent or a Subsidiary of Covenant Parent that is a Parent Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Issuer, Covenant Parent, such Subsidiary of Covenant Parent that is a Parent Guarantor or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company of an Issuer is not a corporation, a co-issuer of the Notes is a corporation;

(2) the Successor Company, if other than an Issuer, Covenant Parent or a Subsidiary of Covenant Parent that is a Parent Guarantor, expressly assumes, in the case of Covenant Parent or a Subsidiary of Covenant Parent that is a Parent Guarantor, all the obligations of Covenant Parent or such Parent Guarantor, as the case may be, under this Indenture and its Note Guarantee and, in the case of an Issuer, all of the obligations of such Issuer under this Indenture and the Notes, in each case, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to either (x) the Fixed Charge Coverage Ratio test or (y) the Consolidated Total Debt Ratio test, in each case, set forth in Section 4.09(a), or

(ii) either (x) the Fixed Charge Coverage Ratio of the Successor Company for the Applicable Measurement Period would be equal to or greater than the Fixed Charge Coverage Ratio of Covenant Parent for the Applicable Measurement Period immediately prior to such transaction or (y) the Consolidated Total Debt Ratio of the Successor Company for the Applicable Measurement Period would be equal to or less than the Consolidated Total Debt Ratio of Covenant Parent for the Applicable Measurement Period immediately prior to such transaction; and

(5) Covenant Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures, if any, comply with this Indenture.

(b) The Successor Company shall succeed to, and be substituted for an Issuer, Covenant Parent or a Subsidiary of Covenant Parent that is a Parent Guarantor, as the case may be, under this Indenture, the Note Guarantees and the Notes, as applicable, and such Issuer, Covenant Parent or such Parent Guarantor, as applicable, shall automatically be released and discharged from its obligations under this Indenture, the Note Guarantees and the Notes, as applicable. Notwithstanding Sections 5.01(a)(3) and 5.01(a)(4),

(1) any Restricted Subsidiary may merge, consolidate or amalgamate with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Covenant Parent or any Restricted Subsidiary (including the Issuers), and

(2) an Issuer, Covenant Parent or a Subsidiary of Covenant Parent that is a Parent Guarantor may merge, consolidate or amalgamate with or into an Affiliate of such Issuer, Covenant Parent or such Parent Guarantor, as the case may be, solely for the purpose of reincorporating such Issuer, Covenant Parent or such Parent Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof.

(c) From and after the Effective Date, subject to the provisions described in this Indenture governing release of a Note Guarantee upon the sale, disposition or transfer of Capital Stock of a Subsidiary Guarantor, no Subsidiary Guarantor shall, and Covenant Parent shall not permit a Subsidiary Guarantor to, merge, consolidate or amalgamate with or into or wind up into (whether or not an Issuer or a Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)

(i) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation or amalgamation (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(ii) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, and such Subsidiary Guarantor’s related Note Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee; and

(iii) immediately after such transaction, no Event of Default exists; or

(2) the transaction is not prohibited by Section 4.10.

(d) The Successor Guarantor shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Note Guarantee and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Note Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor, Covenant Parent, any Subsidiary of Covenant Parent that is a Parent Guarantor or an Issuer, (ii) merge, consolidate or amalgamate with or into an Affiliate of an Issuer, Covenant Parent or any Subsidiary of Covenant Parent that is a Parent Guarantor solely for the purpose of reincorporating or reorganizing the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (iii) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or a jurisdiction in the United States or (iv) liquidate or dissolve or change its legal form if the Board of Covenant Parent or the senior management of Covenant Parent determines in good faith that such action is in the best interests of Covenant Parent and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in Section 5.01(c).

(e) Notwithstanding anything to the contrary in this Section 5.01, the EMC Transactions (including, without limitation, the Mergers) will be permitted under this Indenture with the only requirement under this Section 5.01 being that, after consummation of the Mergers, (x) Dell International expressly assumes all the obligations of Finco 1 and EMC expressly assumes all the obligations of Finco 2 under this Indenture and each series of Initial Notes and (y) each of Denali, Denali Intermediate, Dell and the Subsidiary Guarantors unconditionally guarantee, on a joint and several basis with the other Guarantors, all of Dell International’s and EMC’s Obligations under this Indenture and each series of Initial Notes by executing and delivering supplemental indentures relating to each series of Initial Notes (collectively, the “Effective Date Guarantor Supplemental Indentures”) substantially in the form set forth in Exhibit D-2. The express assumption by (i) Dell International of all Obligations of Finco 1 under this Indenture and each series of Initial Notes and (ii) EMC of all the Obligations of Finco 2 under this Indenture and each series of Initial Notes shall be pursuant to supplemental indentures relating to each series of Initial Notes (collectively, the “Effective Date Issuers Supplemental Indentures”) substantially in the form set forth in Exhibit D-1. Notwithstanding anything to the contrary in this Section 5.01 of this Indenture, no Opinion of Counsel shall be required in connection with the execution and delivery of the Effective Date Issuers Supplemental Indentures or the Effective Date Guarantor Supplemental Indentures.

SECTION 5.02. Successor Corporation Substituted.

Upon any consolidation, merger or amalgamation, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Covenant Parent or an Issuer in accordance with Section 5.01, the successor corporation formed by such consolidation or into or with which Covenant Parent or such Issuer is merged or amalgamated or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, amalgamation, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to Covenant Parent or such Issuer shall refer instead to the successor corporation and not to Covenant Parent or such Issuer), and may exercise every right and power of Covenant Parent or such Issuer under this Indenture with the same effect as if such Successor

Guarantor had been named as Covenant Parent or such Issuer herein; provided that Covenant Parent or Issuer shall not be relieved from the obligation to pay the principal of and interest, if any, on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of Covenant Parent’s or such Issuer’s assets that meets the requirements of Section 5.01.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

(a) As used in this Indenture with respect to Notes of any series, unless it is either inapplicable to a particular series or it is specifically deleted or modified in an Officer’s Certificate, a supplemental indenture or resolutions of the Issuers’ Boards, as applicable, governing such series of Notes an “Event of Default” wherever used herein with respect to Notes of any series, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) the failure to pay the principal of (or premium, if any, on) such series of Notes when due and payable (including pursuant to a Special Mandatory Redemption);

(2) the failure to pay any interest installment on such series of Notes when due and payable, which failure continues for 30 days;

(3) the failure by Covenant Parent or any Restricted Subsidiary to comply for 90 days after written notice given by the Trustee or the Holders of not less than 30% in principal amount of the outstanding Notes of such series with its covenants or other agreements (other than those described in clauses (1) through (2) above) contained in this Indenture; provided, that in the case of a failure to comply with Section 4.03, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Covenant Parent or any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries or the payment of which is guaranteed by Covenant Parent or any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (other than Indebtedness owed to Covenant Parent or a Subsidiary or any Permitted Receivables Financing), whether such Indebtedness or guarantee now exists or is created after the issuance of such series of Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at its stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $500.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) failure by Covenant Parent or any Significant Subsidiary that is a Restricted Subsidiary (or group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of Dell for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $750.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) Covenant Parent, any Issuer or any Significant Subsidiary that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against Covenant Parent, any Issuer or any Significant Subsidiary that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), in a proceeding in which Covenant Parent, any Issuer or any Significant Subsidiary that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Covenant Parent, any Issuer or any Significant Subsidiary that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), or for all or substantially all of the property of Covenant Parent, any Issuer or any Significant Subsidiary that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(iii) orders the liquidation of Covenant Parent, any Issuer or any Significant Subsidiary that is a Restricted Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(8) any Note Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary (or Note Guarantees of any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) of such series of Notes ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any such Subsidiary Guarantor or such group of Subsidiary Guarantors denies or disaffirms its obligations under its Note Guarantee of such series of Notes (other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture with respect to such series of Notes or the release of such Note Guarantee with respect to such series of Notes in accordance with the terms of this Indenture); or

(9) the failure by the Fincos to consummate the Special Mandatory Redemption, to the extent required under Section 3.10.

(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

SECTION 6.02. Acceleration.

If any Event of Default (other than an Event of Default specified in clauses (6) and (7) of Section 6.01(a)) with respect to Notes of any series at the time outstanding occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30% in aggregate principal amount of the then total outstanding Notes of such series may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of such series to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, if any, and interest with respect to such series of Notes shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes of any series if and so long as a committee of its Responsible Officers in good faith determines acceleration is not in the best interest of the Holders of such series of Notes.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) that has occurred and is continuing under this Indenture, all outstanding Notes shall be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

In the event of a declaration of acceleration with respect to Notes of any series, the Holders of a majority in aggregate principal amount of the then total outstanding Notes of such series by written notice to the Issuers and the Trustee may on behalf of all of the Holders of such series of Notes rescind and annul such declaration of acceleration and its consequences if the rescission and annulment would not conflict with any judgment or decree and if all existing Events of Default with respect to such series of Notes (except nonpayment of principal, interest, if any, or premium, if any, that has become due solely because of the acceleration) have been cured or waived.

Covenant Parent will be required to deliver to the Trustee, within 120 days after the end of each fiscal year of Covenant Parent, an Officer’s Certificate indicating whether the signer of the certificate knows of any failure by Covenant Parent or its Restricted Subsidiaries to comply with all conditions and covenants of this Indenture during such fiscal year.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing with respect to Notes of any series at the time outstanding, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on such series of Notes or to enforce the performance of any provision of such series of Notes or this Indenture with respect to such series of Notes.

The Trustee may maintain a proceeding even if it does not possess any of such series of Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default with respect to such series of Notes shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then total outstanding Notes of any series by notice to the Trustee may on behalf of the Holders of all of the Notes of such series waive any existing Default with respect to such series of Notes and its consequences hereunder, except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note of such series held by a non-consenting Holder of such series of Notes (including in connection with an Asset Sale Offer or a Change of Control Offer); provided, subject to Section 6.02, that the Holders of a majority in aggregate principal amount of the then total outstanding Notes of such series may rescind a declaration of acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default with respect to such series of Notes shall cease to exist, and any Event of Default with respect to such series of Notes arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority.

Subject to Section 6.06, the Holders of a majority in principal amount of the outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to such series and the Trustee may act at the direction of the Holders without liability. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note of such series or that would involve the Trustee in personal liability.

SECTION 6.06. Limitation on Suits.

Subject to Section 6.07, no Holder of a Note of a series shall have any right to institute any proceeding with respect to this Indenture or the Notes of such series or for any remedy thereunder unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default with respect to such series of Notes is continuing with respect to the Notes of such series;

(2) Holders of at least 30% in aggregate principal amount of the total outstanding Notes of such series have requested that the Trustee to pursue the remedy in writing;

(3) Holders of such series of Notes have offered and, if requested, provided to the Trustee for such Notes indemnity or security reasonably satisfactory to the Trustee against any cost, loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the total outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period;

provided that the foregoing limitation shall not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due date expressed in such Note.

A Holder of any series of Notes may not use this Indenture to prejudice the rights of another Holder of such series of Notes or to obtain a preference or priority over another Holder of Notes of such series.

SECTION 6.07. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note of any series to receive payment of principal, premium, if any, and interest on such Note, on or after the respective due dates expressed in such Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) with respect to any series of Notes occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on such Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Restoration of Rights and Remedies.

If the Trustee or any Holder of Notes of any series has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Guarantors, the Trustee and the Holders of Notes of such series shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders of Notes of such series shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to Covenant Parent or an Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

(i) to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii) to Holders of the applicable series of Notes for amounts due and unpaid on such Notes or such series of Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes or such series of Notes for principal, premium, if any, and interest, respectively; and

(iii) to Covenant Parent, an Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a Record Date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes of any series.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default with respect to the Notes of any series has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default with respect to the Notes of any series:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes of any series unless the Holders of the Notes of such series have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from an Issuer shall be sufficient if signed by an Officer of such Issuer.

(f) [Reserved].

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes of the applicable series and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuers and any Guarantor deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes of any series and may otherwise deal with the Issuers or any Affiliate of any Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign as Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults.

If a Default with respect to any series of Notes occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of such series of Notes a notice of the Default within 90 days after it occurs. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders of such series of Notes notice of any continuing Default if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of such series of Notes. The Trustee shall not be deemed to know of any Default unless written notice of any event which is such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee.

SECTION 7.06. Reports by Trustee to Holders of the Notes.

Within 60 days after each October 15, following the issuance of a series of Notes under this Indenture, and for so long as any Notes remain outstanding, the Trustee shall send to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also send all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time it is sent to the Holders of the Notes of any series shall be sent to the Issuers and filed with the SEC and each stock exchange on which the Notes of that series are listed in accordance with Trust Indenture Act Section 313(d). The Issuers shall promptly notify the Trustee when the Notes of any series are listed on any stock exchange.

SECTION 7.07. Compensation and Indemnity.

The Issuers and any Guarantors shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and any Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it (including the reasonable compensation and the expenses and disbursements of its agents and counsel) in addition to the compensation for its services.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold the Trustee harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against any Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, any Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of its obligations hereunder. The Issuers shall defend the claim and the Trustee may have separate counsel and the Issuers shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense determined to have been caused by the Trustee’s own willful misconduct, negligence or bad faith.

The obligations of the Issuers and the Guarantors, if any, under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes of any series on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes of that series. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) or (7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

SECTION 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign with respect to the Notes of one or more series in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then total outstanding Notes of any series may remove the Trustee with respect to that series of Notes by so notifying the Trustee and the Issuers in writing with 31 days prior written notice. The Issuers may remove the Trustee with respect to Notes of one or more series if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed with respect to the Notes of any one or more series or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee with respect to the Notes of such series. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then total outstanding Notes of such series may appoint a successor Trustee with respect to the Notes of such series to replace the successor Trustee appointed by the Issuers.

If a successor Trustee with respect to the Notes of any one or more series does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuers’ expense), the Issuers or the Holders of at least 10% in aggregate principal amount of the then total outstanding Notes of the applicable series may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder of Notes of the applicable series for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee with respect to the Notes of such series and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to each series of Notes for which it is acting as Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders of each such series of Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

SECTION 7.11. Preferential Collection of Claims Against Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

SECTION 7.12. Escrow Authorization.

Each Holder, by its acceptance of a Note, (i) consents and agrees to the terms of the Escrow Agreement, including documents related thereto, as the same may be in effect or may be amended from time to time in writing by the parties thereto (provided that no amendment that would materially adversely affect the rights of the Holders of Notes of a series may be effected without the consent of the Holders of a majority of the aggregate principal amount of the Notes of such series then outstanding), and (ii) authorizes and directs the Trustee to enter into the Escrow Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Fincos shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Escrow Agreement, to assure and confirm to the Trustee the security interest contemplated by the Escrow Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes, according to the intent and purpose herein expressed. The Fincos shall take, or shall cause to be taken, any and all actions reasonably required to cause the creation and maintenance of, as security for the obligations of the Fincos under this Indenture and the Notes as provided in the Escrow Agreement, valid and enforceable first priority perfected Liens in and on all of the Escrowed Property, in favor of the Trustee for its benefit and for the benefit of the Holders, superior to and prior to the rights of third Persons and subject to no other Liens. The Trustee shall have no duty to file any financing or continuation statements or otherwise take any actions to perfect the Lien granted under the Escrow Agreement.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes of any series upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes of any series and the related Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of the applicable series, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture including the obligations of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same, in each case, with respect to such series of Notes) except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of such series of Notes to receive payments in respect of the principal of, premium, if any, and interest, if any, on such Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b) the Issuers’ obligations with respect to such series of Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

SECTION 8.03. Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.18 and Section 5.01(a)(4), Section 5.01(c) and Section 5.01(d) with respect to such Notes of the applicable series on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and Notes of such series shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders of Notes of such series (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that Notes of such series shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to Notes of such series, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default with respect to Notes of such series under Section 6.01, but, except as specified above, the remainder of this Indenture and Notes of such series shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), 6.01(a)(7) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and 6.01(a)(8) shall not constitute Events of Default with respect to Notes of such series.

SECTION 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to Notes of any series:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the applicable series of Notes, cash in U.S. dollars, U.S. Government Obligations (that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount), or a combination thereof, in such amounts as will be sufficient, in the opinion of an Independent Financial Advisor (insofar as any U.S. Government Obligations are so included), to pay the principal of, premium, if any, and interest due on such Notes on the Stated Maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to Maturity or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of such series of Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or material instrument (other than this Indenture) to which, an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or any Guarantor or others; and

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this

Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the Notes of any series shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes of such series and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of Notes of such series of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of Notes of such series.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(2)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance of the applicable series of Notes.

SECTION 8.06. Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes of the applicable series shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuers make any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of the Notes of such series to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02, the Issuers, any Guarantor (with respect to a Note Guarantee) and the Trustee may amend or supplement this Indenture or the Notes of one or more series and any related Note Guarantee without the consent of any Holder:

(1) to cure any ambiguity or omission or correct any defect or inconsistency;

(2) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under this Indenture, in each case as shall not adversely affect the interests of any Holders of the Notes of such series in any material respect;

(3) to evidence the succession of another Person to an Issuer or any Guarantor and the assumption by any such successor of the covenants, agreements and obligations of such Issuer or Guarantor, as the case may be, under the Notes, the Note Guarantees or this Indenture, as described in Section 5.01;

(4) to surrender any right or power conferred upon the Issuers with respect to such series or to add further covenants, restrictions, conditions or provisions relating to the Issuers or the Guarantors for the protection of the Holders of any series of Notes, and to add any additional defaults or Events of Default with respect to such series for the Issuers’ or any Guarantor’s failure to comply with any such further covenants, restrictions, conditions or provisions;

(5) to modify or amend this Indenture in such a manner to permit the qualification of this Indenture or any supplemental indenture under the Trust Indenture Act;

(6) to add Note Guarantees with respect to any or all of the Notes of such series or to release any Guarantor or Note Guarantee if at the time of such release such Guarantor is not otherwise required to be a Guarantor;

(7) to secure the Notes of such series and/or the related Note Guarantees;

(8) to release and discharge any Lien securing the Notes of such series when permitted by this Indenture (including pursuant to Section 4.12(b));

(9) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(10) to make any change that does not adversely affect the rights of any Holder of Notes of such series;

(11) to evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Notes of such series;

(12) to comply with the rules of any applicable securities depositary;

(13) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(14) to conform the text of this Indenture, the Notes of any series or any related Note Guarantee to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provisions in the “Description of Notes” section of the Offering Memorandum were intended to be a verbatim recitation of a provision in this Indenture, such Notes or such Note Guarantee;

(15) to make any amendment to the provisions of this Indenture relating to the transfer and legending of any Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in such Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not adversely affect the rights of Holders to transfer such Notes;

(16) to establish the form or terms of Notes of any series as permitted by Section 2.01; or

(17) to enter into the supplemental indentures governing each series of Initial Notes, the Effective Date Issuers Supplemental Indentures and the Effective Date Guarantor Supplemental Indentures.

Upon the request of the Issuers accompanied by a resolution of their Boards authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained; provided that the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture that affect its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the execution and delivery of the Effective Date Issuers Supplemental Indentures or the Effective Date Guarantor Supplemental Indentures. The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

SECTION 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02 with respect to each series of Notes, the Issuers, any Guarantor (with respect to a Note Guarantee), the Trustee may amend or supplement this Indenture, the Notes of one or more series and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the Notes of such series (including Additional Notes of such series, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the applicable series of Notes) and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default with respect to such series of Notes (other than a Default or Event of Default in the payment of the principal of, premium or interest on such Notes, except a payment default resulting from an acceleration that has been rescinded or annulled) or compliance in respect of a series of Notes with any provision of this Indenture, the Note Guarantees or such series of Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes of such series (including Additional Notes of such series, if any) voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes of such series). Section 2.08 and Section 2.09 shall determine which Notes of such series are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuers accompanied by a resolution of their Boards authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee shall join with the Issuers in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each Holder of Notes affected thereby, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such Note;

(2) reduce the principal amount of, or the rate of interest on, any such Note;

(3) reduce any premium, if any, the time at which Notes of any series may be redeemed or Redemption Price payable upon the redemption of any such Note pursuant to the optional redemption terms set forth in the Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards, as applicable, governing such Note;

(4) reduce the amount of the principal of an original discount Note that would be due and payable upon a declaration of acceleration of the Maturity thereof;

(5) change any place of payment where, or the coin or currency in which, the principal of, premium, if any, or interest on any such Note is payable;

(6) amend the contractual right expressly set forth in this Indenture or any Note of any Holder to institute suit for the enforcement of any payment of principal of, premium, if any, or interest on such Note on or after the Stated Maturity or Redemption Date of any such Note;

(7) reduce the percentage in principal amount of the outstanding Notes of any series, the consent of whose Holders is required to approve any such modification or amendment or for any waiver of compliance with, or Defaults under, this Indenture;

(8) modify any of the provisions in Sections 6.04 and 6.05, except to increase any percentage vote required or to provide that certain other provisions of this Indenture may not be modified or waived without the consent of the Holder of each Note affected thereby;

(9) waive a Default in the payment of principal of or premium, if any, or interest on any Note (except a rescission or annulment of acceleration of such Note by the Holders of at least a majority in aggregate principal amount of such Note and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in this Indenture or any Note Guarantee which cannot be amended or modified without the consent of all Holders of such Note;

(10) make any change to or modify the ranking of any Note that would adversely affect the Holders of such Note;

(11) except as expressly permitted by this Indenture, modify the Note Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders of any Notes; or

(12) modify any of the above provisions.

SECTION 9.03. [Reserved].

SECTION 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a Record Date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such Record Date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such Record Date. No such consent shall be valid or effective for more than 120 days after such Record Date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes of a series may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes of such series that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amendment, supplement or waiver until their Boards approve it. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute the Effective Date Issuers Supplemental Indentures and the Effective Date Guarantor Supplemental Indentures.

ARTICLE 10

NOTE GUARANTEES

SECTION 10.01. Note Guarantee.

Subject to this Article 10, from and after the consummation of the Mergers and upon the execution and delivery of the Effective Date Guarantor Supplemental Indentures or any other supplemental indenture to this Indenture, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of, premium, if any, or interest on the Notes shall be promptly paid in full when due, whether at Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against any Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against an Issuer for liquidation or reorganization, should such Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor (including its guarantee of all Obligations under the Senior Credit Facilities, the First Lien Notes, the Asset Sale Bridge Facility and any other Senior Indebtedness constituting Additional Merger Financing).

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability.

From and after the consummation of the Mergers and upon the execution and delivery of the Effective Date Guarantor Supplemental Indentures or any other supplemental indenture to this Indenture, each Guarantor who executes such supplemental indenture, and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors irrevocably agree that the obligations of each Subsidiary Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery.

To evidence its Note Guarantee set forth in Section 10.01, after the consummation of the Mergers, each Guarantor shall execute the supplemental indenture substantially in the form set forth in Exhibit D-2 or such other supplemental indenture to this Indenture (including substantially in the form of the supplemental indenture set forth in Exhibit D-3).

Upon the execution and delivery of the Effective Date Guarantor Supplemental Indentures or any other supplemental indenture to this Indenture, each Guarantor who executes such supplemental indenture agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on a supplemental indenture to this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, Covenant Parent shall cause any of its Domestic Subsidiaries that is a Wholly-Owned Subsidiary and is a Restricted Subsidiary (other than the Issuers, the Guarantors or a Receivables Subsidiary) to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

SECTION 10.04. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged.

Upon the execution and delivery of the Effective Date Guarantor Supplemental Indentures or any other supplemental indenture to this Indenture, each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Note Guarantees.

Each Note Guarantee of a series of Notes by a Guarantor shall provide by its terms that its Obligations under this Indenture with respect to such series and such Note Guarantee shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Note Guarantee, upon:

(1) in the case of a Subsidiary Guarantor, any sale, exchange, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor, after which such Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Subsidiary Guarantor to a non-Affiliate, in each case, if such sale, exchange, transfer or other disposition is not prohibited by the applicable provisions of this Indenture;

(2) in the case of a Subsidiary Guarantor, the release or discharge of the guarantee by, or direct obligation of, such Subsidiary Guarantor with respect to the Senior Credit Facilities or the release or discharge of such other guarantee or direct obligation that resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such guarantee or payment of such obligation after the occurrence of a payment default or acceleration thereunder (it being understood that a release subject to a contingent reinstatement is still a release);

(3) in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(4) with respect to such series of Notes, the Issuers exercising the legal defeasance option or covenant defeasance option with respect to such series in accordance with Article 8 or the Issuers’ obligations under this Indenture with respect to such series being discharged in accordance with the terms of this Indenture;

(5) the merger, amalgamation or consolidation of any Subsidiary Guarantor with and into an Issuer or another Subsidiary Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation of a Subsidiary Guarantor; or

(6) in the case of a Subsidiary Guarantor, upon the occurrence of an Investment Grade Event; provided that such Note Guarantee shall not be released pursuant to this clause (6) for so long as such Subsidiary Guarantor is an obligor with respect to any Indebtedness under the Senior Credit Facilities or First Lien Notes.

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge of Indenture.

This Indenture shall upon the Issuers’ request cease to be of further effect with respect to any series of Notes specified by the Issuers and any related Note Guarantees (except as to any surviving rights of registration of transfer or exchange of Notes of any series herein expressly provided for), and the Trustee, at the expense of the Issuers, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture as to such series of Notes, when:

(1) either (A) all Notes of such series theretofore authenticated and delivered (other than (i) Notes of such series which have been mutilated, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 and (ii) Notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers or the Guarantors and thereafter repaid to the Issuers or the Guarantors or discharged from such trust), have been delivered to the Trustee for cancellation; or

(B) (w) all Notes of such series not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers;

(x) the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes of such series, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be;

(y) no Default (other than that resulting from borrowing funds to be applied to make such deposit or the grant of any Lien securing such borrowing or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Notes of such series or this Indenture in respect of such series of Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any material agreement or material instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith); and

(z) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such series of Notes at Maturity or the Redemption Date, as the case may be;

(2) the Issuers have paid or caused to be paid all other sums payable hereunder by the Issuers with respect to such series of Notes; and

(3) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided relating to the satisfaction and discharge of this Indenture as to such series of Notes have been complied with.

In the event there are outstanding Notes of two or more series hereunder, the Trustee shall be required to execute an instrument acknowledging satisfaction and discharge of this Indenture only if requested to do so with respect to the Notes of such series to which it is Trustee and if the other conditions thereto are met. In the event there are two or more Trustees with respect to a series of Notes hereunder, then the effectiveness of any such instrument shall be conditioned upon receipt of such instruments from all Trustees with respect to the applicable series of Notes hereunder.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuers to the Trustee under Section 7.07 and, if money shall have been deposited with the Trustee pursuant to subclause (1)(B) of this Section 11.01, the obligations of the Trustee under Section 11.02 and Section 8.06 shall survive.

SECTION 11.02. Application of Trust Money.

Subject to the provisions of Section 8.06, all money and U.S. Government Obligations deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto as set forth in the Registrar, of the principal, premium and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, any Issuer’s and any Guarantor’s obligations under this Indenture and such series of Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuers have made any payment of principal of, premium or interest on any Notes of such series because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

[RESERVED]

ARTICLE 13

MISCELLANEOUS

SECTION 13.01. [Reserved].

SECTION 13.02. Notices.

Any notice or communication by an Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address, or given electronically:

If to an Issuer and/or any Guarantor:

c/o Dell Inc.

One Dell Way

Round Rock, Texas 78682

Fax No.: (512) 283-0544

Attention: Janet B. Wright

Email: Janet_Wright@Dell.com

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th Floor

Houston, TX 77002

Fax No.: (713) 483-6954

Attention: Corporate Trust Administration

Any Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first day on which publication is made, if given by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; at the time delivered, if sent by overnight air courier guaranteeing next day delivery, and at the time sent, if given electronically; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof. Notice otherwise given in accordance with the procedures of DTC will be deemed given on the date sent to DTC.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Notwithstanding anything to the contrary contained herein, as long as any series of Notes are in the form of a Global Note, notice to the Holders of such series of Notes may be made electronically in accordance with procedures of the Depositary for such Note.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If an Issuer delivers a notice or communication to Holders, it shall deliver a copy to the Trustee at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuers, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 13.03. Communication by Holders of Notes with Other Holders of Notes.

Holders of Notes of any series may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders of such series of Notes or other series of Notes with respect to their rights under this Indenture or such series of Notes or all Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 13.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by an Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, such Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05), stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that an Officer’s Certificate shall not be required in connection with the entering into of the Effective Date Issuers Supplemental Indentures and the Effective Date Guarantor Supplemental Indentures on the Escrow Release Date; and

(b) An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that an Opinion of Counsel shall not be required in connection with the entering into of the Effective Date Issuers Supplemental Indentures and the Effective Date Guarantor Supplemental Indentures on the Escrow Release Date.

SECTION 13.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.07. No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of an Issuer or any Guarantor or any of their parent companies or entities (other than each Issuer in respect of the Notes and each Guarantor in respect of its Note Guarantee) shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.08. Governing Law; Submission to Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, any Note Guarantee and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

SECTION 13.09. Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS, THE TRUSTEE AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.10. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 13.11. Foreign Account Tax Compliance Act (FATCA).

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to this Indenture, the Issuers agree (i) to use commercially reasonable efforts to provide to the Trustee sufficient information about Holders or other applicable parties and/or transactions related to this Indenture (including any modification to the terms of such transactions) so that the Trustee can determine whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability. The terms of this Section 13.11 shall survive the termination of this Indenture.

SECTION 13.12. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Denali, Denali Intermediate, Dell and their respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.13. [Reserved].

SECTION 13.14. Successors.

All agreements of the Issuers in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind each of their respective successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

SECTION 13.15. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.16. [Reserved].

SECTION 13.17. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 13.18. Table of Contents, Headings, Etc..

The Table of Contents, Cross Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.19. No Adverse Interpretation of Other Agreement.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers, Covenant Parent, any Guarantor or any other Restricted Subsidiary or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

[Signatures on following page]

DIAMOND 1 FINANCE CORPORATION

By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice-President & Assistant Secretary

DIAMOND 2 FINANCE CORPORATION

By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice-President & Assistant Secretary

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [                    ]

ISIN [                    ]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing up to

$[        ]

[    ]% Senior Notes due [    ]

No.	[$ ]

DIAMOND 1 FINANCE CORPORATION

and

DIAMOND 2 FINANCE CORPORATION

promise to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of                             United States Dollars] on [                    ].

Interest Payment Dates: [                    ] and [                    ]

Record Dates: [                    ] and [                    ]

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:

DIAMOND 1 FINANCE CORPORATION

By:
Name:
Title:

DIAMOND 2 FINANCE CORPORATION

By:
Name:
Title:

This is one of the [    ] Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

Dated:

By:
Authorized Signatory

[Back of Note]

[    ]% Senior Notes due [    ]

Capitalized terms used herein shall have the meanings assigned to them in the Base Indenture referred to below unless otherwise indicated.

1. INTEREST. [Diamond 1 Finance Corporation, a Delaware corporation (“Finco 1”), and Diamond 2 Finance Corporation, a Delaware corporation (“Finco 2” and, together with Finco 1, the “Fincos”), promise to pay interest on the principal amount of this Note at [    ]% per annum from [    ] until Maturity. Upon consummation of the EMC Transactions, (x) Finco 1 will merge with and into Dell International and Dell International will assume the obligations of Finco 1 pursuant to the 20[    ] Notes Supplemental Indenture No. 2 and (y) Finco 2 will merge with and into EMC and EMC will assume the obligations of Finco 2 pursuant to the 20[    ] Notes Supplemental Indenture No. 2, in each case under this Note.] The Issuers shall pay interest semi-annually in arrears on [                    ] and [                    ] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [                    ]; provided that the first Interest Payment Date shall be [                    ]. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest from time to time on demand at the interest rate on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. This note is one of the series designated on the face hereof (individually, a “Note” and, collectively, the “Notes”).

2. METHOD OF PAYMENT. The Issuers will pay interest on the Notes to the Persons who are registered Holders of the Notes at the close of business (if applicable) on the [            ] or [            ] (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Base Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders of the Notes at their addresses set forth in the register of Holders, provided that all payments of principal of and interest and premium, if any, with respect to the Notes represented by one or more Global Notes will be made in accordance with DTC’s applicable procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to the Holders. Denali or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuers issued the Notes under the Base Indenture, dated as of June 22, 2016 (the “Base Indenture”), among the Fincos and the Trustee, as supplemented by the Notes Supplemental Indenture, dated as of [                    ] (the “Notes Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”), among the Fincos and the Trustee. This Note is one of a duly authorized issue of notes of the Issuers designated as their [    ]% Senior Notes due [                    ]. The Issuers shall be entitled to issue Additional Notes constituting Notes pursuant to Sections 2.01 and 4.09 of the Base Indenture and Section [    ] of the Notes Supplemental Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional and special mandatory redemption, and may be the subject of a Change of Control Offer and an Asset Sale Offer, as further described in the Indenture. Except as provided in Section 3.10 of the Base Indenture, the Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Notes or the related Note Guarantees may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Base Indenture. Upon the occurrence of an Event of Default relating to the Notes, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders of the Notes shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES.

12. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers and/or similar numbers to be printed on the Notes and the Trustee may use CUSIP and ISIN numbers and/or similar numbers in notices of redemption as a convenience to Holders of the Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

c/o Dell Inc.

One Dell Way

Round Rock, Texas 78682

Fax No.: (512) 283-0544

Attention: Janet B. Wright

Email: Janet_Wright@Dell.com

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10             [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $        . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Attention: Janet B. Wright

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th Floor

Houston, TX 77002

Attention: Corporate Trust Administration

Re: [    ]% senior notes due [                ]

Reference is hereby made to the Indenture, dated as of June 22, 2016 (as amended or supplemented from time to time with respect to the Notes, the “Indenture”), among the Issuers and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the firms whose marketing names are listed on the cover of the Offering Memorandum). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) [    ] such Transfer is being effected to an Issuer, a Restricted Subsidiary or a Guarantor;

or

(c) [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the

Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP [ ]), or

(iii)	[ ] Unrestricted Global Note (CUSIP [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Dell Inc.

One Dell Way

Round Rock, Texas 78682

Attention: Janet B. Wright

The Bank of New York Mellon Trust Company, N.A.

601 Travis Street, 16th Floor

Houston, TX 77002

Attention: Corporate Trust Administration

Re:	[ ]% senior notes due [ ]

Reference is hereby made to the Indenture, dated as of June 22, 2016 (as amended or supplemented from time to time with respect to the Notes, the “Indenture”), among the Issuers and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $        in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D-1

[FORM OF EFFECTIVE DATE ISSUERS SUPPLEMENTAL INDENTURE]

This 20[    ] NOTES SUPPLEMENTAL INDENTURE NO. 2, dated as of [        ], 2016 (this “Effective Date Issuers Supplemental Indenture”), by and among Dell International L.L.C., a Delaware limited liability company (“Dell International”), EMC Corporation, a Massachusetts corporation (“EMC”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, each of Diamond 1 Finance Corporation, a Delaware corporation (“Finco 1”), Diamond 2 Finance Corporation, a Delaware corporation (“Finco 2”), and the Trustee have heretofore executed and delivered an indenture, dated as of June 22, 2016 (the “Base Indenture”), as supplemented by the 20[    ] Notes Supplemental Indenture No. 1 (together with the Base Indenture, the “Initial Indenture” and, together with this Effective Date Issuers Supplemental Indenture, and as further amended and supplemented, the “Indenture”), providing for the issuance of [$1,625,000,000 aggregate principal amount of 5.875% Senior Notes due 2021] [$1,625,000,000 aggregate principal amount of 7.125% Senior Notes due 2024] (the “20[    ] Notes”);

WHEREAS, the Initial Indenture permits the EMC Transactions (including, without limitation, the Mergers), provided that after the consummation of the Mergers, Dell International and EMC shall execute and deliver to the Trustee a supplemental indenture pursuant to which Dell International shall unconditionally assume Finco 1’s Obligations under the Initial Indenture and the Initial Notes, and EMC shall unconditionally assume Finco 2’s Obligations under the Initial Indenture and the Initial Notes; and

WHEREAS, pursuant to Section 9.01 of the Initial Indenture, Dell International, EMC and the Trustee are authorized to execute and deliver this Effective Date Issuers Supplemental Indenture to amend or supplement the Initial Indenture without the consent of any Holder of any series of Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Dell International, EMC and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the 20[    ] Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Initial Indenture.

(2) Agreement to Assume Obligations. Dell International hereby agrees to unconditionally assume Finco 1’s Obligations under the Initial Indenture and the 20[    ] Notes on the terms and subject to the conditions set forth in the Initial Indenture and to be bound by all other applicable provisions of the Initial Indenture and to perform all of the obligations and agreements of Finco 1 under the Initial Indenture, and EMC hereby agrees to unconditionally assume Finco 2’s Obligations under the Initial Indenture and the 20[    ] Notes on the terms and subject to the conditions set forth in the Initial Indenture and to be bound by all other applicable provisions of the Initial Indenture and to perform all of the obligations and agreements of Finco 2 under the Initial Indenture.

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(3) Governing Law. THIS EFFECTIVE DATE ISSUERS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(4) Counterparts. The parties may sign any number of copies of this Effective Date Issuers Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(5) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(6) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Effective Date Issuers Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Dell International and EMC.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DELL INTERNATIONAL L.L.C.

By:
Name:
Title:

EMC CORPORATION

By:
Name:
Title:

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THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

D-1-4

EXHIBIT D-2

[FORM OF EFFECTIVE DATE GUARANTOR SUPPLEMENTAL INDENTURE]

This 20[    ] NOTES SUPPLEMENTAL INDENTURE NO. 3 , dated as of [        ], 2016 (this “Effective Date Guarantor Supplemental Indenture”), by and among Dell International L.L.C., a Delaware limited liability company (“Dell International”), EMC Corporation, a Massachusetts corporation (“EMC” and together with Dell International, the “Issuers”), Denali Holding Inc., a Delaware corporation (“Denali”), Denali Intermediate, Inc., a Delaware corporation (“Denali Intermediate”), Dell Inc., a Delaware corporation (“Dell”), the other parties that are signatories hereto as Guarantors (collectively, the “Guaranteeing Subsidiaries” and each a “Guaranteeing Subsidiary”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, each of Diamond 1 Finance Corporation, a Delaware corporation (“Finco 1”), Diamond 2 Finance Corporation, a Delaware corporation (“Finco 2”), and the Trustee has heretofore executed and delivered an indenture, dated as of June 22, 2016 (the “Base Indenture”), as supplemented by the 20[    ] Notes Supplemental Indenture No. 1 (together with the Base Indenture, the “Initial Indenture” and, together with the 20[    ] Notes Supplemental Indenture No. 2 and this Effective Date Guarantor Supplemental Indenture, and as further amended and supplemented, the “Indenture”) providing for the issuance of [$1,625,000,000 aggregate principal amount of 5.875% Senior Notes due 2021][$1,625,000,000 aggregate principal amount of 7.125% Senior Notes due 2024] (the “20[    ] Notes”);

WHEREAS, the Initial Indenture permits the EMC Transactions (including, without limitation, the Mergers), provided that after the consummation of the Mergers, (x) Dell International and EMC shall execute and deliver to the Trustee a supplemental indenture pursuant to which Dell International expressly assumes all the obligations of Finco 1 and EMC expressly assumes all the obligations of Finco 2 under the Initial Indenture and the Initial Notes and (y) Denali, Denali Intermediate, Dell and the Guaranteeing Subsidiaries (collectively, the “Effective Date Guarantors”) shall execute and deliver to the Trustee a supplemental indenture pursuant to which each of the Effective Date Guarantors shall unconditionally guarantee, on a joint and several basis, all of the Issuers’ Obligations under the Initial Indenture and the Initial Notes;

WHEREAS, as of the date hereof, each of Dell International, EMC and the Trustee has executed and delivered the Effective Date Issuers Supplemental Indentures pursuant to which Dell International assumes all the obligations of Finco 1 and EMC assumes all the obligations of Finco 2 under the Initial Indenture and the Initial Notes; and

WHEREAS, pursuant to Section 9.01 of the Initial Indenture, each of the Effective Date Guarantors and the Trustee is authorized to execute and deliver this Effective Date Guarantor Supplemental Indenture to amend or supplement the Initial Indenture without the consent of any Holder of any series of Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Effective Date Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the 20[    ] Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Initial Indenture.

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(2) Agreement to Guarantee. Each Effective Date Guarantor hereby agrees to be a Guarantor under the Initial Indenture and to be bound by the terms of the Initial Indenture applicable to a Guarantor, including Article 10 thereof.

(4) Execution and Delivery. Each Effective Date Guarantor agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the 20[    ] Notes.

(5) Governing Law. THIS EFFECTIVE DATE GUARANTOR SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Effective Date Guarantor Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Effective Date Guarantor Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Denali, Denali Intermediate, Dell and the Guaranteeing Subsidiaries.

[Signature Page Follows]

D-2-2

IN WITNESS WHEREOF, the parties hereto have caused this Effective Date Guarantor Supplemental Indenture to be duly executed as of the date first above written.

ISSUERS:

DELL INTERNATIONAL L.L.C.

By:
Name:
Title:

EMC CORPORATION

By:
Name:
Title:

GUARANTORS:

DENALI HOLDING INC.

By:
Name:
Title:

DENALI INTERMEDIATE INC.

By:
Name:
Title:

DELL INC.

By:
Name:
Title:

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[GUARANTEEING SUBSIDIARIES][1]

By:
Name:
Title:

[1]	To be each Subsidiary that guarantees the Senior Credit Facilities.

D-2-4

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

D-2-5

EXHIBIT D-3

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

This 20[    ] SUPPLEMENTAL INDENTURE NO. [    ] (this “Supplemental Indenture”), dated as of [                    ], by and among Dell International L.L.C., a Delaware limited liability company (“Dell International”), EMC Corporation, a Massachusetts corporation (“EMC” and together with Dell International, the “Issuers”), [                    ] (the “Guaranteeing Subsidiary”), a subsidiary of [            ]2 (“Covenant Parent”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers are party to an indenture, dated as of June 22, 2016, as supplemented by the [20[    ] Notes Supplemental Indenture No. [    ], dated as of [                    ]] (together, the “Indenture”), providing for the issuance of $[        ] aggregate principal amount of [senior notes] (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder of any series of Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the 20[    ] Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to a Guarantor, including Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the 20[    ] Notes.

[2]	Name of Covenant Parent and jurisdiction of organization to be included.

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(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

[Signature Page Follows]

D-3-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUERS:

DELL INTERNATIONAL L.L.C.

By:
Name:
Title:

EMC CORPORATION

By:
Name:
Title:

GUARANTOR:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

D-3-3